Exhibit 2.1

EXECUTED VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

ATS CORPORATION,

POTOMAC MANAGEMENT GROUP, INC.,

AND

THE SHAREHOLDERS OF

POTOMAC MANAGEMENT GROUP, INC.

Effective August 24, 2007

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

ARTICLE 1 Definitions and Rules of Construction		1
1.1	Definitions.	1
1.2	Rules of Construction.	10

ARTICLE 2 Closing; Purchase Price; Adjustments		10
2.1	Closing.	10
2.2	Purchase Consideration.	10
2.3	Closing Consideration and Adjustments.	12
2.4	Financial Issue Resolution Process.	14

ARTICLE 3 Representations and Warranties of the Shareholders and PMG		15
3.1	Organization and Power.	15
3.2	Authorization and Enforceability.	15
3.3	No Violation.	15
3.4	Consents.	16
3.5	Financial Statements.	16
3.6	Relationships with Affiliates.	17
3.7	Indebtedness to/from Officers, Directors, Shareholders and Employees.	17
3.8	No Material Adverse Change.	17
3.9	Conduct of the Business.	17
3.10	Capital Structure.	18
3.11	Title to Shares.	18
3.12	Charter, Bylaws and Corporate Records.	18
3.13	Assets—In General.	18
3.14	Real Property Interests.	19
3.15	Personal Property.	19
3.16	Intellectual Property Rights.	19
3.17	Scheduled Contracts and Proposals.	20
3.18	Government Contracting.	21
3.19	Clients.	26
3.20	Backlog.	26

i

3.21	Compliance with Laws.	26
3.22	Environmental Matters.	27
3.23	Licenses and Permits.	27
3.24	Litigation and Indemnification Claims.	27
3.25	Personnel Matters.	28
3.26	Labor Matters.	29
3.27	ERISA.	29
3.28	Tax Matters.	32
3.29	Insurance.	34
3.30	Bank Accounts.	34
3.31	Powers of Attorney.	34
3.32	No Broker.	35
3.33	No Unusual Transactions.	35
3.34	Full Disclosure.	36
3.35	Matters Related to Shareholders’ Receipt of ATS Shares.	36

ARTICLE 4 Representations and Warranties of ATS		37
4.1	Organization and Power.	37
4.2	Corporate Authorization.	37
4.3	No Violation.	38
4.4	Consents.	38
4.5	Litigation.	38
4.6	No Broker.	38
4.7	Investment Intent.	38
4.8	Financial Resources.	38
4.9	Authorization of ATS Shares.	38

ARTICLE 5 Covenants		39
5.1	Conduct of PMG.	39
5.2	Access to Information Prior to the Closing; Confidentiality.	39
5.3	Commercially Reasonable Efforts.	39
5.4	Consents.	39
5.5	Access to Books and Records Following the Closing.	40
5.6	Shareholders’ Post-Closing Confidentiality Obligation.	40
5.7	Expenses.	40

5.8	Indebtedness.	41
5.9	No Solicitation of Competitive Transactions.	41
5.10	Personnel and PMG Pension Plans.	42
5.11	Certain Tax Matters.	43
5.12	Public Announcements.	45
5.13	Communications with Customers and Suppliers.	45
5.14	Non-Competition and Non-Solicitation of Employees.	45
5.15	Notification of Certain Matters.	46
5.16	338(h)(10) Election.	46
5.17	Notification of Certain Matters; Supplemental Disclosure.	48
5.18	Indemnification.	48
5.19	Termination of Lines of Credit.	48
5.20	Change of Control Payments.	48
5.21	Accounts Receivable.	48
5.22	8(a) Contract.	49

ARTICLE 6 Conditions to Closing		49
6.1	Conditions to All Parties’ Obligations.	49
6.2	Conditions to the Shareholders’ Obligations.	50
6.3	Conditions to ATS’ Obligations.	50

ARTICLE 7 Deliveries by Shareholders and PMG at Closing		51
7.1	Shareholders’ and PMG’s Closing Certificate.	51
7.2	Certificates for Shares.	51
7.3	Consents.	51
7.4	Key Employee Agreements.	52
7.5	Registration Rights Agreement.	52
7.6	Resignations of Directors and Officers.	52
7.7	Termination of Credit Facility/Facilities.	52
7.8	Certificate as to Certain Tax Matters.	52
7.9	Termination of Pension Plans.	52
7.10	Further Instruments.	52

ARTICLE 8 Deliveries by ATS at Closing		52
8.1	Officer’s Certificate.	52

8.2	Closing Consideration and Promissory Notes.	53
8.3	Consents.	53
8.4	Key Employee Agreements.	53
8.5	Registration Rights Agreement.	53
8.6	Further Instruments.	53

ARTICLE 9 Survival and Indemnification		53
9.1	Survival of Representations and Warranties.	53
9.2	Indemnification.	54
9.3	Promissory Notes and Indemnification Cap.	58
9.4	Effect of Investigation.	58

ARTICLE 10 Termination		58
10.1	Termination.	58
10.2	Procedure and Effect of Termination.	59

ARTICLE 11 Miscellaneous		60
11.1	Further Assurances.	60
11.2	Notices.	60
11.3	Governing Law.	61
11.4	Entire Agreement.	61
11.5	Severability.	61
11.6	Amendment.	61
11.7	Effect of Waiver or Consent.	61
11.8	Rights and Remedies Cumulative.	61
11.9	Parties in Interest; Limitation on Rights of Others.	62
11.10	Assignability.	62
11.11	Dispute Resolution.	62
11.12	Waiver of Jury Trial.	63
11.13	No Other Duties.	63
11.14	Reliance on Counsel and Other Advisors.	63
11.15	Time of Essence.	63
11.16	Counterparts.	63

SCHEDULES

Schedule	Title
3.1(b)	Jurisdictions where PMG is qualified or licensed to do business; good standing
3.3	No Violation
3.4	Consents
3.5(a)	Financial Statements
3.5(b)	Accountants’ Notices
3.5(c)	Undisclosed Liabilities
3.5(e)	Letters of Credit, Bonds and Guarantees
3.5(f)	Contingent or Deferred Acquisition Expenses or Payments
3.6	Interest of Affiliates and Shareholders in Property or Contracts of PMG
3.7	Indebtedness of Stockholders and Affiliates to PMG
3.9(a)	Cooperative Business Arrangements
3.9(b)	Letters of Intent, Non-Competition and Non-Disclosure Arrangements
3.10(a)	Owners of PMG’s Capital Stock
3.10(c)	Agreements and Outstanding Rights Regarding PMG Capital Stock
3.13	Assets—In General
3.14	Real Property Interests
3.15(a)	Personal Property, owned or leased
3.15(b)	UCC Financing Statements
3.16(a)	Commercial Software; Copyrights, Patents and Trademarks
3.16(b)	Intellectual Property Rights used, but not owned, by PMG
3.16(c)	Rights of other Persons to Intellectual Property Rights or Intellectual Property
3.16(f)	Government Data and Software Rights
3.17(a)	List of Scheduled Contracts
3.17(b)	Status of Scheduled Contracts

v

SCHEDULES

Schedule	Title
3.17(c)	List and Status of Bids, Proposals or Quotations
3.18(b)	List of PMG Government Contracts and Subcontracts
3.18(c)	List of PMG Bids
3.18(d)	List of Teaming Agreements
3.18(e)	List of PMG Subcontracts
3.18(f)	List of Marketing Agreements
3.18(g)	Status of Government Contracts, Subcontracts and Bids
3.18(g)(xv)	Facility Security Clearances
3.18(i)	Audits
3.18(j)	Financing Arrangements
3.18(k)	Protests
3.18(l)	Claims
3.18(m)	Multiple Award Schedule Contracts
3.18(n)	Government-Furnished Property
3.18(o)	Former Government Employees
3.18(p)	Timekeeping Policy
3.20	Backlog
3.23	Permits
3.24(a)	Litigation Pending or Threatened
3.24(c)	Claims Regarding Products or Services
3.24(d)	Indemnification Obligations
3.25(a)	List and Positions of Personnel

SCHEDULES

Schedule	Title
3.25(b)	Employee Closing Bonuses
3.25(d)	Personnel Policies and Manuals
3.25(e)	Personnel Agreements
3.25(i)	Independent Contractors
3.27(b)	List of Plans
3.27(g)	Filings Not Timely Made
3.27(m)	Nonqualified Deferred Compensation Plans
3.28	Tax Matters
3.29	Insurance Policies and Claims
3.30	Bank Accounts
3.31	Powers of Attorney
3.33	Unusual Transactions
5.7	Shareholders’ Transaction Costs
5.14(f)	Allocation of Purchase Price
6.1(c)	Required Governmental Consents

EXHIBITS

A	Financial Statements
B	Form of Promissory Note
C	Form of One-Day Note
D	Registration Rights Agreement
E	Employment Letter Agreement
F	Consulting Agreement
G	Employment Agreement
H	Standard Employee Documents
I	Customer Meetings
J	Shareholders/PMG Closing Certificate
K	Tax Certificate
L	ATS Closing Certificate
M	Contingent Consideration Contract Base

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”), dated August 24, 2007 (the “Effective Date”), by and among (i) ATS Corporation, a Delaware corporation (“ATS”); (ii) Potomac Management Group, Inc., a Virginia corporation (“PMG”); and (iii) Dennis and Lauren Garcia, the holders of all of the outstanding shares of stock of PMG (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

R-1.         The Shareholders are the holders and owners of all of the issued and outstanding shares of PMG (as further defined below, the “Shares”).

R-2.         ATS desires to acquire all of the Shares, and the Shareholders and PMG desire the same, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, ATS, PMG and the Shareholders agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1           Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“8(a) Contract” has the meaning referred to in Section 5.22(a).

“8(a) Contract Waiver Request” has the meaning referred to in Section 5.22(e).

“Acquired Business” means the operations and business activities of PMG as conducted as of the Closing Date.

“Acquisition Proposal” has the meaning referred to in Section 5.9.

“Active” has the meaning referred to in Section 3.18(a)(i).

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Shareholders” has the meaning referred to in Section 5.8(c).

“Agency Impairment Certification” has the meaning referred to in Section 5.22(d).

“Agreement” has the meaning referred to in the Preamble.

“Audited Financial Statements” means collectively the audited balance sheets and statements of income, changes in stockholders’ equity, and cash flows, together with accompanying notes, of PMG as of December 31, 2005 and December 31, 2006, copies of which are included in the Financial Statements attached as Exhibit A.

“ATS” has the meaning referred to in the Preamble.

“ATS Indemnitees” has the meaning referred to in Section 9.2(b)(i).

“ATS Shares” has the meaning referred to in Section 2.2(a).

“ATS Share Value” means the price per share as of the close of market on the business day immediately prior to the Effective Date.

“Auditor” has the meaning referred to in Section 2.4.

“Base Net Working Capital Range” means the range between One Million, Five Hundred Thousand Dollars ($1,500,000) and Two Million, Two Hundred Fifty Thousand Dollars ($2,250,000).

“Benefit Arrangement” has the meaning referred to in Section 3.27(a)(i).

“Bid” has the meaning referred to in Section 3.18(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday.  If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Claimant” has the meaning referred to in Section 11.11(a).

“Claims” means jointly all Third-Party Claims and Direct Claims.

“Closing” has the meaning referred to in Section 2.1.

“Closing Balance Sheet” means the balance sheet of PMG as of the close of business on the Closing Date as finalized pursuant to Section 2.3(d) or Section 2.4.

“Closing Date” has the meaning referred to in Section 2.1.

“Closing Consideration” has the meaning referred to in Section 2.3(a).

“Closing Net Working Capital” means Net Working Capital as finalized pursuant to Section 2.3(d) or Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding Federal revenue Laws.

“Commercial Software” means commercially available Software.

“Competitive Business Activity” has the meaning referred to in Section 5.14(a).

“Confidentiality Agreement” has the meaning referred to in Section 5.2(b).

“Consultant” means all persons who are or have been engaged as consultants or independent contractors.

“Consulting Agreement” has the meaning referred to in Section 5.10(b).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contingent Consideration” has the meaning referred to in Section 2.2(c).

“Contingent Consideration Contract Base” means (i) all Government Contracts, Government Subcontracts and other customer contracts of PMG as of the Closing Date and (ii) all Government Contracts, Government Subcontracts and other customer contracts arising after the Closing Date from Bids, Proposals and other opportunities of PMG as listed on Exhibit M hereto.

 “Copyrights” means all United States and foreign copyright registrations and applications therefor.

“Customer” has the meaning referred to in Section 5.14(c).

“DFAR” means the Defense Federal Acquisition Regulation Supplement.

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning referred to in Section 9.2(d)(i).

“Direct Claim Notice Period” has the meaning referred to in Section 9.2(d)(i).

“Disclosure Schedules” has the meaning referred to in the definition of “Schedule.”

“Dispute Notice” has the meaning referred to in Section 11.11(a).

“Effective Date” has the meaning referred to in the Preamble.

“Employee Closing Bonuses” has the meaning referred to in Section 3.25(b).

“Employment Agreement” has the meaning referred to in Section 5.10(b).

“Employment Letter Agreement” has the meaning referred to in Section 5.10(b).

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, Laws (including case or common law), permits or license relating to human health, the environment or discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.  Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource

Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (c)  the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (d) the Clean Water Act, 33 U.S.C. 5 1251 et seq.; (e) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (f) the Occupational Safety and Health Act of 1976, 29 U.S.C.A. § 651, as amended, and all rules and regulations promulgated thereunder.

“Environmental Liabilities” means all liabilities, whether fixed or unfixed, actual or potential, that arise under or relate to Environmental Laws, as applied to the facilities and business of PMG, including, without limitation: (i) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use handling, treatment, storage, transportation, disposal, discharge or release of Hazardous Substances; (ii) personal injury, wrongful death or property damage claims; or (iii) claims for natural resource damages.

“ERISA” has the meaning referred to in Section 3.27(a)(ii).

“ERISA Affiliate” has the meaning referred to in Section 3.27(a)(iii).

“Estimated Closing Balance Sheet” has the meaning referred to in Section 2.3(b).

“Estimated Closing Purchase Price” has the meaning referred to in Section 2.2(a).

“Estimated Closing Net Working Capital” means Net Working Capital as shown on the Estimated Closing Balance Sheet.

“Export Control Laws” shall mean all U.S. or foreign Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or reexport of commodities and technologies.  Export Control Laws include, without limitation, the Export Administration Act of 1979; the International Emergency Economic Powers Act; the Trading with the Enemy Act; the Arms Export Control Act; and the International Boycott Provisions of Section 999 of the Code.

“FAR” has the meaning referred to in Section 3.18(a)(vii).

“Financial Statements” means collectively (i) the Audited Financial Statements and (ii) the Interim Financial Statements, copies of all of which are attached hereto as Exhibit A.

“Financing Statements” has the meaning referred to in Section 3.15(b).

“Form 5500” means the Internal Revenue Service Form 5500 Annual Return/ Report of Employee Benefit Plan.

“GAAP” means generally accepted accounting principles as referred to in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality, commission, agency, authority or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Government Contract” has the meaning referred to in Section 3.18(a)(iii).

“Government-Furnished Property” has the meaning referred to in Section 3.18(n).

“Government Subcontract” has the meaning referred to in Section 3.18(a)(iv).

“Grossed-Up Basis” means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of receipt or accrual of such payment and any additional payments necessary to cover such Taxes, will equal the specified sum.  For this purpose, Taxes are calculated at the maximum statutory rate applicable to any Shareholder for the applicable taxable period.

“Grossed-Up Section 338(h)(10) Reimbursement” has the meaning set forth in Section 5.16(b).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, applicable Environmental Laws.

“Indebtedness” means (a) indebtedness for borrowed money (including, without limitation, any pre-payment penalties and costs associated with pre-payment of such indebtedness), (b) obligations evidenced by bonds, notes, debentures, bankers’ acceptances or similar instruments, (c) obligations under installment sales, conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property or services (other than customary trade credit), (d) obligations secured by a Lien on any property, (e) obligations under or related to letters of credit, and (f) guarantee obligations in respect of Indebtedness of others.

“Indemnified Party” means and refers to a party that has the right under Article 9 to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article 9 to indemnify an Indemnified Party.

“Initial Earn Out Period” has the meaning referred to in Section 2.2(c)(ii).

“Initial Revenue Target” has the meaning referred to in Section 2.2(c)(ii).

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Interim Financial Statements” means the interim balance sheets and related interim statements of operations, changes in shareholders’ equity and cash flows of PMG prepared by PMG for the period January 1, 2007 through June 30, 2007, a copy of which is included as part of the Financial Statements attached as Exhibit A hereto.

“IRS” means and refers to the Internal Revenue Service.

“Key Employees” means Dennis Garcia, Lauren Garcia and Stephen Osmer.

“Knowledge of PMG” means the knowledge of Dennis and Lauren Garcia, including knowledge that persons occupying the positions of such persons with a business the size of PMG would reasonably be presumed to have.

“Knowledge of ATS” means the knowledge of Edward Bersoff and Pamela Little, including knowledge that persons occupying the positions of such persons with a business the size of ATS would reasonably be presumed to have.

“Laws” mean (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Material Adverse Change” and “Material Adverse Effect” mean any material adverse change in or effect upon the business, operations, properties, contracts, customer relations or condition (financial or otherwise) of PMG, or any event, condition or contingency occurred that is reasonably likely to result in such a material adverse change or effect; provided that Material Adverse Change and Material Adverse Effect shall not include any adverse change or effect resulting from any circumstance or effect relating to (i) the economy or financial, banking or securities markets in general, (ii) the industries in which PMG operates and not specifically relating to PMG, including legal, accounting or regulatory change or conditions, (iii) national or international political or social conditions, including acts of terrorism and the engagement by the United States in hostilities or (iv) the announcement, pendency or consummation of the Contemplated Transactions, the taking of any other action contemplated by this Agreement, or the identity of ATS.

“Net Working Capital” means PMG’s current assets (excluding from such assets any amounts owed to PMG by the Shareholders) minus current liabilities (excluding from such liabilities PMG’s Indebtedness as well as any Taxes incurred by reason of the Section 338(h)(10) Election that would not have been incurred but for the Section 338(h)(10) Election).

“Non-Competition Period” has the meaning referred to in Section 5.14(a).

“Non-Threshold Indemnifications” has the meaning referred to in Section 9.2(f)(ii).

“Note Cap” has the meaning referred to in Section 9.3.

“NQDC Plan” has the meaning referred to in Section 3.27(m).

“One-Day Notes” has the meaning referred to in Section 2.2(a).

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“PBGC” has the meaning referred to in Section 3.27(a)(iv).

“Pension Plan” has the meaning referred to in Section 3.27(a)(v).

“Permits” has the meaning referred to in Section 3.23.

“Permitted Encumbrance” means any (i) mechanics’, materialmens’ and similar liens with respect to amounts not yet due and payable, (ii) liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (iii) liens securing rental payments under capital lease arrangements that are described on the Disclosure Schedules, and (iv) such other encumbrances or imperfections in or failure of title that would not, individually or in the aggregate, materially impair the continued use and operation, or materially reduce the value of, the assets affected by such encumbrances.

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Property” has the meaning referred to in Section 3.15(a).

“Personnel” has the meaning referred to in Section 3.25(a).

“Plan” has the meaning referred to in Section 3.27(a)(vi).

“PMG” has the meaning referred to in the Preamble.

“PMG Business Unit” shall mean PMG and, in the event PMG is merged with or into or otherwise consolidated with ATS or any Affiliate of ATS and PMG is not the survivor of such merger or consolidation, the business unit of ATS which, after such merger or consolidation, includes the business, assets, employees and operations of PMG prior to such merger or consolidation but only to the extent of such business, assets, employees and operations.

“PMG Intellectual Property Rights” has the meaning referred to in Section 3.16(a).

“Post-Closing Section 481 Adjustment” has the meaning referred to in Section 2.3(c)(ii).

“Post-Closing Tax Period” has the meaning referred to in Section 5.11(b)(ii)(1).

“Pre-Closing Tax Period” has the meaning referred to in Section 5.11(b)(i).

“Prior Period Returns” has the meaning referred to in Section 5.11(a).

“Promissory Notes” means subordinated promissory notes in the aggregate principal amount of $2,250,000, bearing interest at a fixed rate of interest of 6.82% per annum and providing for quarterly payments of principal and accrued interest, and maturing on the third anniversary of the Closing, in the form attached hereto as Exhibit B.

“Proposals” has the meaning referred to in Section 3.17(c).

“Proposed Closing Balance Sheet” has the meaning referred to in Section 2.3(d).

“Proposed Closing Net Working Capital” means Net Working Capital as shown on the Proposed Closing Balance Sheet.

“Prospective Customer” has the meaning referred to in Section 5.14(c).

“Purchase Consideration” has the meaning referred to in Section 2.2.

“Real Property Interests” has the meaning referred to in Section 3.14.

“Respondent” has the meaning referred to in Section 11.11(a).

“Representative” has the meaning referred to in Section 5.9.

“Registration Rights Agreement” has the meaning referred to in Section 2.2(a).

“SBA” has the meaning referred to in Section 5.22(b).

“Schedule” as used in this Agreement together with a numerical designation, means a schedule attached hereto, including those Schedules contained in the Disclosure Schedules of even date herewith delivered by PMG and/or the Shareholders in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”).

“Scheduled Contract” has the meaning referred to in Section 3.17(a).

“Second Earn Out Period” has the meaning referred to in Section 2.2(c)(ii).

“Second Revenue Target” has the meaning referred to in Section 2.2(c)(ii).

“Section 338 Forms” has the meaning referred to in Section 5.16(a).

“Section 338(h)(10) Election” has the meaning referred to in Section 5.16(a).

“Section 481 Adjustment” has the meaning referred to in Section 2.3(c)(ii).

“Securities Act” has the meaning referred to in Section 3.10(c).

“Shareholders” has the meaning referred to in the Preamble.

“Shareholder Indemnitees” has the meaning referred to in Section 9.2(a).

“Shareholders’ Proportionate Interests” shall mean each of the Shareholders’ proportionate interests in PMG, as set forth on Schedule 3.10(a) of the Disclosure Schedules, as determined by dividing the number of Shares held by each Shareholder on the Closing Date by the total number of Shares.

“Shareholders’ Transaction Costs” has the meaning referred to in Section 5.7.

“Shares” means all of the issued and outstanding shares of, and shares issuable upon the exercise of options to acquire shares of, capital stock of PMG.

“Software” means the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs.  The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode.  Software does not include any Technology.

“Standard Employee Documents” has the meaning referred to in Section 5.10(d).

“State Government” has the meaning referred to in Section 3.18(a)(v).

“Straddle Period” and “Straddle Periods” have the meanings referred to in Section 5.11(b).

“Subcontract” has the meaning referred to in Section 3.18(a)(vi).

“Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by PMG, or ATS, as the case may be, and in which PMG, or ATS, as the case may be, has the power, directly or indirectly, to elect a majority of the directors.

“Survival Date” has the meaning referred to in Section 9.1(a).

“Surviving Representations” has the meaning referred to in Section 9.1(a).

“Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, custom, tariff, impost, levy, duty, government fee or other like assessment or charge.

“Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Teaming Agreement” has the meaning referred to in Section 3.18(a)(vii).

“Technology” means all types of proprietary technical information and data,  whether or not reduced to tangible or physical form, including, but not limited to:  know-how; product definitions and designs; research and development, engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae.  Technology does not include any Software.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor and unregistered trademarks and service marks.

“Trade Secrets” means information in any form that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Documents” has the meaning referred to in Section 3.2.

“Treasury Regulations” are those regulations interpreting the Internal Revenue Code, as amended, which are issued by the Treasury Department.

“U.S. Government” has the meaning referred to in Section 3.18(a)(viii).

“Welfare Plan” has the meaning referred to in Section 3.27(a)(vii).

1.2           Rules of Construction.

Unless the context otherwise requires:

(a)            A capitalized term has the meaning assigned to it in this Agreement;

(b)            An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)            References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e)            The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof; and

(f)             This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted.

ARTICLE 2
Closing; Purchase Price; Adjustments

2.1           Closing.

The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Tysons Corner, Virginia 22182-2700, at 10:00 A.M. local time, on Friday, August 31, 2007 (provided that the conditions and deliveries referred to in Articles 6, 7 and 8 have been satisfied or waived on or prior to such date), or at such other time, date, place and manner that shall be mutually agreed upon by ATS and the Shareholders (the “Closing Date”).  The Closing shall be effective as of the close of business on the Closing Date.  At the Closing, each of the Shareholders shall sell, transfer, convey or assign and deliver to ATS; ATS shall purchase, acquire and accept from the Shareholders, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party (and each of the Shareholders shall thereafter cease to have any rights as a shareholder in PMG other than any rights granted to the Shareholders pursuant to the terms of this Agreement and the other Transaction Documents).

2.2           Purchase Consideration.

As payment in full for all of the Shares, ATS shall pay, in accordance with the terms and conditions of this Agreement and the Shareholders’ Proportionate Interests, the amount equal to the Estimated Closing Purchase Price, adjusted in accordance with Section 2.3, plus the Promissory Notes, plus the amount of any “Contingent Consideration” (as defined below) (collectively, the “Purchase Consideration”).

(a)           One-Day Notes; ATS Shares.  At the Closing, ATS shall deliver to the Shareholders promissory notes (the “One-Day Notes”) in the form attached hereto as Exhibit C, payable to the Shareholders in proportion to the Shareholders’ Proportionate Interests, in an aggregate amount equal to Thirteen Million,

Seven Hundred, Fifty Thousand Dollars ($13,750,000) and the number of shares of ATS common stock, par value $0.0001, having a value of Five Hundred Thousand Dollars ($500,000.00) based on the ATS Share Value (the “ATS Shares”) (such aggregate Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000), as the aggregate amount of the One-Day Notes is adjusted as of the Closing pursuant to Section 2.3(c), the “Estimated Closing Purchase Price”) less any deductions against the Closing Consideration made pursuant to Section 5.7(a), Section 5.8 and Section 5.20.  ATS shall satisfy its payment obligations under the One-Day Notes by wire transfer, in immediately available funds, to the accounts designated by the Shareholders.  The ATS Shares shall be distributed to the Shareholders in equal amounts (and not according to the Shareholders’ Proportionate Interests), and shall be titled in the names of “Lauren S. Garcia Trust dtd 4/27/04” and “Dennis J. Garcia Trust dtd 4/27/04.”  In connection with the issuance of the ATS Shares, ATS and the Shareholders shall be required to execute and deliver a Registration Rights Agreement in the form attached hereto and incorporated herein as Exhibit D (the “Registration Rights Agreement”).

(b)          Promissory Notes.  At the Closing, ATS shall deliver the Promissory Notes to the Shareholders and ATS shall have the right to offset indemnification and other claims, pursuant to Section 2.3 and Article 9, against the Promissory Notes.

(c)          Contingent Consideration.  As an addition to and as part of the Purchase Consideration, ATS shall pay to the Shareholders, in accordance with the terms of this Section 2.2(c), up to an additional One-Million, Five-Hundred Thousand Dollars ($1,500,000) (the “Contingent Consideration”), as follows:

(i)            If earned, the Contingent Consideration shall be payable in up to two installments, by wire transfer of immediately available funds to accounts designated by the Shareholders, in accordance with the Shareholders’ Proportionate Interests, within thirty (30) days after the first anniversary of the Closing Date and, if applicable, within thirty (30) days after the second anniversary of the Closing Date.

(ii)           The Contingent Consideration will be payable based on ATS and its affiliates (including PMG and including the PMG Business Unit) recognizing revenues (determined in accordance with GAAP) from the Contingent Consideration Contract Base (A) during the first twelve-month period following the Closing Date (the “Initial Earn Out Period”) equal to more than $12.64 million (the “Initial Revenue Target”) and (B) during the second twelve-month period following the Closing Date (the “Second Earn Out Period”) equal to more than $14.44 million (the “Second Revenue Target”).  To the extent revenues from the Contingent Consideration Contract Base during the Initial Earn Out Period exceed the Initial Revenue Target, the Shareholders will be paid Contingent Consideration equal to one-half of the incremental revenue up to a maximum of $1.5 million.  In the event that less than $1.5 million is paid to the Shareholders pursuant to this Section 2.2(c) following the Initial Earn Out Period, to the extent revenues from the Contingent Consideration Contract Base during the Second Earn Out Period exceed the Second Revenue Target, the Shareholders will be paid Contingent Consideration equal to one-half of the incremental revenue, up to a maximum of $1.5 million less the amount of the payment in connection with the Initial Earn Out Period.  (By way of example, if revenues from the Contingent Consideration Contract Base were $14.0 million during the Initial Earn Out Period, the payment in respect of the Initial Earn Out Period would be $680,000, and if revenues from the Contingent Consideration Contract Base were $18.0 million during the Second Earn Out Period, the payment in respect of the Second Earn Out Period would be $820,000.)

(iii)          Following the Closing and during the Initial Earn Out Period and the Second Earn Out Period, ATS will use reasonable commercial efforts to pursue the contracts and proposals included in the Contingent Consideration Contract Base in accordance with PMG’s past practices and otherwise agrees that, during the Initial Earn Out Period and the Second Earn Out Period, it shall:

(A)          not take any action intended to, or that could reasonably be expected to, result in a reduction of revenues from the Contingent Consideration Contract Base below that which would have been achieved if such action had not been taken;

(B)           subject to Section 5.22(e) hereof with respect to the 8(a) Contract, maintain relations and goodwill with customers, employees, agents and others having business relationships with PMG as of the Closing Date;

(C)           make reasonable commercial efforts to ensure that PMG (or the PMG Business Unit) maintains, in the ordinary course of business, the services of any technical and management employees who are essential to perform any contracts within the Contingent Consideration Contract Base and not transfer, assign, reassign or terminate without cause the employment of any such employees without the consent of the Shareholders; and

(D)          not, without the prior consent of the Shareholders, which shall not be unreasonably withheld, terminate, transfer or reassign to any other Person, including ATS or any other ATS Affiliate, any contracts within the Contingent Consideration Contract Base.

In the event that a contract included in the Contingent Consideration Contract Base is sold or otherwise disposed of, ATS and the Shareholders shall agree on an amount to be credited toward the Initial Revenue Target or Second Revenue Target, as the case may be, in respect of such sale or other disposition, taking into account factors such as the amount received in respect of such contract, the margin reasonably anticipated to be earned on such contract, and the performance risks associated with such contract. In the event of a dispute as to the amount, if any, payable under the immediately foregoing sentence, the dispute shall be resolved in accordance with Section 2.4.

2.3           Closing Consideration and Adjustments.

(a)           Closing Consideration.  The “Closing Consideration” shall be the amount paid to the Shareholders at the Closing pursuant to Section 2.2(a).

(b)           Calculation of PMG’s Estimated Closing Net Working Capital.  Not less than two (2) Business Days prior to the Closing Date, the Shareholders shall deliver to ATS an estimated, unaudited balance sheet (the “Estimated Closing Balance Sheet”) of PMG as of the close of business on the Closing Date, together with all supporting documentation.  The Estimated Closing Balance Sheet shall be prepared by PMG in a manner consistent with the balance sheet included in the Interim Financial Statements, except that the Estimated Closing Balance Sheet shall include a calculation of Net Working Capital.

(c)           Initial Adjustments to Estimated Closing Purchase Price.

(i)            The Estimated Closing Purchase Price will be adjusted (A) downwards on a dollar-for-dollar basis to the extent that the Estimated Closing Net Working Capital is less than the lower end of the Base Net Working Capital Range and (B) upwards on a dollar-for-dollar basis to the extent that the Estimated Closing Net Working Capital exceeds the upper end of the Base Net Working Capital Range.

(ii)           In the event that ATS decides not to make the Section 338(h)(10) Election contemplated by Section 5.16, ATS and the Shareholders shall mutually determine (not later than twenty (20) Business Days after the Closing Balance Sheet is finalized pursuant to Section 2.3(d) or Section 2.4), the amount of the adjustment required under Section 481 of the Code as a result of the conversion of PMG from the cash to the accrual method (the “Section 481 Adjustment”).  To the extent the Section 481 Adjustment results in an increase in PMG’s Taxes for any taxable period ending on or before the Closing Date, the Shareholders shall be responsible for such Taxes and shall pay such Taxes in the manner provided for in Section 5.11(a) hereof.  To the extent the Section 481 Adjustment will result in an increase in PMG’s income for any taxable years ending after the Closing Date (such aggregate increase in income referred to as the “Post-Closing Section 481 Adjustment”), ATS shall be responsible for any Taxes related to such increase in income and the Estimated Closing Purchase Price shall be adjusted downwards by an amount equal to (A) thirty-nine percent (39%) multiplied by (B) the amount of the Post-Closing Section 481 Adjustment multiplied by (C) a present value factor (based on a 6.82% annual discount rate factored over a three-year period) equal to 0.877657.  If the Shareholders and ATS cannot agree on the determination of the Section 481 Adjustment or the Post-Closing Section 481 Adjustment, such disagreement shall be resolved by the Auditor in a manner consistent with that set forth in Section 2.4 hereof.

(d)           Closing Balance Sheet and Closing Net Working Capital.  The Shareholders will deliver a proposed Closing Balance Sheet, including a calculation of the Proposed Closing Net Working Capital, prepared in accordance with GAAP and otherwise in a manner consistent with Section 2.3(b) above, together with all supporting documentation (the “Proposed Closing Balance Sheet”), to ATS within sixty (60) days after the Closing Date.  If, within thirty (30) days following delivery of the Proposed Closing Balance Sheet, ATS has not given the Shareholders notice of its objection to the Proposed Closing Balance Sheet (which notice must contain a statement in reasonable detail of the basis of any such objection), then such Proposed Closing Balance Sheet shall constitute the “Closing Balance Sheet,” and the Proposed Closing Net Working Capital as shown thereon shall constitute the “Closing Net Working Capital.”  If ATS gives notice of an objection, the parties shall use their respective good faith efforts to resolve any dispute by negotiation.  If such dispute cannot be settled by negotiation within thirty (30) days after receipt by ATS of the Shareholders’ notice, the dispute shall be resolved in accordance with the financial issue resolution process set forth in Section 2.4.

(e)           Final Adjustments to Closing Consideration.

(i)            If the Estimated Net Working Capital was within the Base Net Working Capital Range (such that no adjustment to the Estimated Closing Purchase Price was effected pursuant to Section 2.3(c)), then

(A)          if the Closing Net Working Capital is greater than the upper end of the Base Net Working Capital Range, the Closing Consideration will be adjusted upwards on a dollar-for-dollar basis by the amount that the Closing Net Working Capital exceeds the upper end of the Base Net Working Capital Range.  The amount of such upward adjustment shall be paid to the Shareholders, pro rata in accordance with the Shareholders’ Proportionate Interests, by wire transfer of immediately available funds to the accounts designated by the Shareholders, within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4; and

(B)           if the Closing Net Working Capital is  less than the lower end of the Base Net Working Capital Range, the Closing Consideration will be adjusted downwards on a dollar-for-dollar basis by the amount that the lower end of the Base Net Working Capital Range exceeds the Closing Net Working Capital.  The amount of such adjustment shall be paid to ATS by the Shareholders pro rata in accordance with the Shareholders’ Proportionate Interests within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4.  In the event that either Shareholder for any reason fails to make the payments contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 9, and such claim shall not be subject to the limitations set forth in Section 9.2(f)(i) and the Shareholders shall be jointly and severally liable for that payment.

(ii)           If the Estimated Net Working Capital was greater than the upper end of the Base Net Working Capital Range (such that an adjustment to the Estimated Closing Purchase Price was effected pursuant to Section 2.3(c)(i)(B)), then

(A)          if the Closing Net Working Capital is greater than the Estimated Net Working Capital, the Closing Consideration will be adjusted upwards on a dollar-for-dollar basis by the amount that the Closing Net Working Capital exceeds the Estimated Net Working Capital.  The amount of such upward adjustment shall be paid to the Shareholders, pro rata in accordance with the Shareholders’ Proportionate Interests, by wire transfer of immediately available funds to the accounts designated by the Shareholders, within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4; and

(B)           if the Closing Net Working Capital is less than Estimated Net Working Capital, the Closing Consideration will be adjusted downwards on a dollar-for-dollar basis (1) by the amount that the Estimated Net Working Capital exceeds the Closing Net Working Capital, if the Closing Net Working Capital is greater than the upper end of the Base Net Working Capital Range, (2) by the amount that the Estimated Net Working Capital exceeds the upper end of the Base Net Working Capital Range, if the Closing Net Working Capital is within the Base Net Working Capital Range, and (3) by the amount that the Estimated Net Working Capital exceeds the upper end of the Base Net Working Capital Range, plus the amount that the lower end of the Base Net Working Capital Range exceeds the Closing Net Working Capital, if the Closing Net Working Capital is less than the lower end of the Base Net Working Capital Range.  The amount of such adjustment shall be paid to ATS by the Shareholders pro rata in accordance with the Shareholders’ Proportionate Interests within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4.  In the event that either Shareholder, for any reason, fails to make the payments contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 9, and such claim shall not be subject to the limitations set forth in Section 9.2(f)(i) and the Shareholders shall be jointly and severally liable for that payment.

(iii)          If the Estimated Net Working Capital was less than the lower end of the Base Net Working Capital Range (such that an adjustment to the Estimated Closing Purchase Price was effected pursuant to Section 2.3(c)(i)(A)), then

(A)          if the Closing Net Working Capital is less than the Estimated Net Working Capital, the Closing Consideration will be adjusted downwards on a dollar-for-dollar basis by the amount that the Estimated Net Working Capital exceeds the Closing Net Working Capital.  The amount of such adjustment shall be paid to ATS by the Shareholders pro rata in accordance with the Shareholders’ Proportionate Interests within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4.  In the event that either Shareholder, for any reason, fails to make the payments contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 9, and such claim shall not be subject to the limitations set forth in Section 9.2(f)(i) and the Shareholders shall be jointly and severally liable for that payment; and

(B)           if the Closing Net Working Capital is greater than the Estimated Net Working Capital, the Closing Consideration will be adjusted upwards on a dollar-for-dollar basis (1) by the amount that the Closing Net Working Capital exceeds the Estimated Net Working Capital, if the Closing Net Working Capital is less than the lower end of the Base Net Working Capital Range, (2) by the amount that the lower end of the Base Net Working Capital Range exceeds the Estimated Net Working Capital, if the Closing Net Working Capital is within the Base Net Working Capital Range, and (3) by the amount that the lower end of the Base Net Working Capital Range exceeds the Estimated Net Working Capital, plus the amount that the Closing Net Working Capital exceeds the upper end of the Base Net Working Capital Range, if the Closing Net Working Capital is greater than the upper end of the Base Net Working Capital Range.  The amount of such upward adjustment shall be paid to the Shareholders, pro rata in accordance with the Shareholders’ Proportionate Interests, by wire transfer of immediately available funds to the accounts designated by the Shareholders, within five (5) Business Days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4.

2.4           Financial Issue Resolution Process.

Disputes between ATS and the Shareholders that cannot be resolved by negotiation within thirty (30) days after receipt by ATS of the Shareholders’ notice in accordance with Section 2.3(d) or within ninety (90) days after the end of the Initial Earn Out Period or Second Earn Out Period referred to in Section 2.2(c), shall be referred for resolution to a recognized independent public accounting firm mutually selected by the Shareholders and ATS (the “Auditor”), which shall act as arbitrator and determine a resolution of the dispute, based solely on presentations by the Shareholders and ATS and only with respect to the remaining differences so submitted.  If such accounting firm cannot be identified within ten (10) business days after the identification of the need for dispute resolution, the dispute shall be resolved in accordance with Section 11.11.  The Auditor shall deliver its written determination to ATS and the Shareholders no later than the 30th day after the remaining differences underlying the dispute are referred to the Auditor, or such longer period of time as the Auditor determines is necessary.  The Auditor’s determination shall be conclusive and binding upon the parties.  The fees and disbursements of the Auditor shall be allocated equally between ATS and the Shareholders.  ATS and the Shareholders shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the dispute and all other items reasonably requested by the Auditor.  In no event may the Auditor’s resolution of any difference be for an amount that is outside the range of ATS’ and the Shareholders’ disagreement.

ARTICLE 3
Representations and Warranties of the Shareholders and PMG

Except as set forth in the Disclosure Schedules, the Shareholders and PMG jointly and severally represent and warrant to ATS as follows:

3.1           Organization and Power.

(a)           Shareholders.  Each of the Shareholders has the authority to execute, deliver and perform this Agreement and the other Transaction Documents to which he or she is a party and to consummate the Contemplated Transactions.

(b)           PMG.  PMG (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) has full power and authority to execute, deliver and perform this Agreement, (iii) has all requisite corporate power and authority to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iv) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect.  Schedule 3.1(b) of the Disclosure Schedules lists each of the jurisdictions in which PMG is qualified or licensed to do business as a foreign corporation.  PMG is in good standing in each jurisdiction listed on Schedule 3.1(b) of the Disclosure Schedules.

3.2           Authorization and Enforceability.

This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing by the Shareholders and PMG (together with this Agreement and any documents, agreements and instruments to be executed and delivered at Closing by ATS, collectively, the “Transaction Documents”) will be, duly authorized, executed and delivered by PMG and each of the Shareholders, as the case may be, and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of PMG and the Shareholders, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3           No Violation.

Except as set forth on Schedule 3.3 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by PMG and the Shareholders and the consummation of the Contemplated Transactions by them will:

(a)           conflict with or violate any provision of the articles of incorporation or bylaws of PMG;

(b)           result in the creation of, or require the creation of, any Lien upon any (i) Shares or (ii) property of PMG;

(c)           except in regards to the 8(a) Contract, result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment to which PMG is a party, or (ii) the acceleration or forfeiture of any term of payment thereunder;

(d)           except in regards to the 8(a) Contract, give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment to which PMG is a party, or (ii) accelerate or forfeit any term of payment thereunder; or

(e)           violate any Law applicable to PMG or the Shareholders or by which their properties are bound or affected.

3.4           Consents.

Except as set forth on Schedule 3.4 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Shareholders and PMG, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require (a) the consent or approval under any agreement or instrument or the Shareholders or PMG or (b) the Shareholders or PMG to obtain the approval or consent of, or make any declaration, filing or registration with, any Governmental Authority.

3.5           Financial Statements.

(a)           In General.  The Audited Financial Statements were prepared in accordance with GAAP, consistently applied, the Audited Financial Statements as of December 31, 2006 were prepared in a manner consistent with the Audited Financial Statements as of December 31, 2005, and the Interim Financial Statements and the Estimated Closing Balance Sheet were prepared by PMG in a manner consistent with past practices for such internally prepared unaudited financial statements and in accordance with GAAP, except that the Interim Financial Statements and Estimated Closing Balance Sheet do not reflect deferred taxes and footnote disclosures as required by GAAP.  Throughout the periods involved, except as set forth on Schedule 3.5(a) of the Disclosure Schedules, the Financial Statements fairly and accurately present, in all material respects, the financial position of PMG, as of the dates thereof, and the results of operations, changes in shareholders’ equity, and cash flows of PMG, for the periods then ended.

(b)           Financial Books and Records.  The financial books and records of PMG have been maintained in accordance with sound business practices and fairly and accurately reflect, in all material respects, in accordance with applicable Law and GAAP and on a basis consistent with past periods and throughout the periods involved, (i) the financial position of PMG and (ii) all transactions of PMG.  Except as set forth on Schedule 3.5(b) of the Disclosure Schedules, during the three (3) year period prior to the Effective Date, PMG has not received any advice or notification from its independent certified public accountants that PMG has (i) used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of PMG any properties, assets, liabilities, revenues, or expenses or (ii) any material weakness in internal controls or accounting procedures.

(c)           No Undisclosed Liabilities; Etc.  Except as set forth on Schedule 3.5(c) of the Disclosure Schedules and except as reflected or reserved against in the Financial Statements or the Estimated Closing Balance Sheet, PMG has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) required to be set forth on a balance sheet prepared in accordance with GAAP applied in a manner consistent with past practices.

(d)           Accounts Receivable.  All receivables (including unbilled receivables) reflected in the Financial Statements or recorded on the books of PMG resulted from the ordinary course of business and have been properly recorded in the ordinary course of business. Subject to the reserves reflected in the Financial Statements, which reserves are adequate based upon GAAP applied in a manner consistent with prior periods and throughout the periods involved, all billed receivables and, to the Knowledge of PMG, all unbilled receivables set forth on the Closing Balance Sheet are good and collectible in full without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the amounts thereof reflected in the Financial Statements.

(e)           No Letters of Credit, Bonds or Guarantees.  Except as reflected in the Financial Statements or as set forth on Schedule 3.5(e) of the Disclosure Schedules, PMG (i) has no bonds or letters of credit outstanding as to which PMG has any actual or contingent reimbursement obligations; (ii) is not a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification, reimbursement or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent); or (iii) is not a party to any swap, hedge, derivative, or similar instrument.

(f)            Contingent or Deferred Acquisition Expenses or Payments.  Except as otherwise disclosed on Schedule 3.5(f) of the Disclosure Schedules, PMG is not obligated, or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.

3.6           Relationships with Affiliates.

Except as set forth on Schedule 3.6 of the Disclosure Schedules, none of the Shareholders or any Affiliate of any Shareholder or of PMG (i) has, or has had, any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of PMG, (ii) owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or a profit interest in, a Person that at the same time has (a) had business dealings or a material financial interest in any transaction with PMG or (b) engaged in competition with PMG with respect to any line of the products or services of PMG in any market presently served by PMG.

3.7           Indebtedness to/from Officers, Directors, Shareholders and Employees.

PMG is not indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Shareholder, officer or director of PMG in any amount whatsoever, other than for compensation for services rendered or reimbursable business expenses.  Except as set forth on Schedule 3.7 of the Disclosure Schedules, no Shareholder, officer, director, or employee of PMG nor any of their Affiliates is indebted to PMG except for advances made to employees of PMG in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.8           No Material Adverse Change.

Since December 31, 2006 there has not been any Material Adverse Change.

3.9           Conduct of the Business.

(a)           Cooperative Business Arrangements.  Except as set forth on Schedule 3.9(a) of the Disclosure Schedules, PMG’s business is not, and since December 31, 2006 has not been, conducted through any (i) joint venture, teaming agreement or relationship, partnership or other entity, or (ii) subcontract, agreement or other arrangement pursuant to which a third party manufactures or processes products for PMG, or performs services for customers of PMG.  Neither PMG nor, to the Knowledge of PMG, any other party to such agreements is in breach of any term of any such agreement set forth on Schedule 3.9(a).

(b)           Letters of Intent, Non-Competition and Non-Disclosure Arrangements. Except as set forth in Schedule 3.9(b) of the Disclosure Schedules, PMG is not party to any letters of intent, memoranda of understanding, non-competition arrangements, non-disclosure agreements or confidentiality agreements that remain in effect.

3.10         Capital Structure.

(a)           Capital Stock of PMG.  The capitalization and record owners of all issued and outstanding capital stock of PMG are as set forth on Schedule 3.10(a).

(b)           Subsidiaries.  PMG has no Subsidiaries.

(c)           Capitalization.  All outstanding shares of capital stock of PMG are duly authorized, have been validly issued and are fully paid and non-assessable, owned beneficially and of record by the Shareholders, free and clear of any Lien, and were issued in material compliance with applicable Virginia law, the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state “Blue Sky” laws or exemptions therefrom.  The holders of PMG’s capital stock have no preemptive rights with respect to securities of PMG.  Except as set forth on Schedule 3.10(c), none of the holders of PMG’s capital stock has granted any proxy, or entered into any voting trust, voting agreement or similar arrangement with respect to his or her Shares and there are no (i) outstanding securities convertible into or exchangeable or exercisable for any shares of PMG’s capital stock or (ii) outstanding rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against PMG of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

3.11         Title to Shares.

Upon completion of the Closing, (i) ATS will own all of the issued and outstanding shares of capital stock of PMG, free and clear of any Liens (other than those imposed by applicable securities Laws or actions by ATS or its Affiliates).

3.12         Charter, Bylaws and Corporate Records.

Copies of the minute books and stock record books of PMG (i) have been provided or made available to ATS prior to the execution of this Agreement, and (ii) are complete and correct in all material respects.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of PMG from its date of incorporation through the Effective Date.  PMG has, prior to the execution of this Agreement, made available to ATS true and complete copies of the articles of incorporation and bylaws of PMG, as amended through the Effective Date.  PMG is not in violation of any provisions of articles of incorporation or bylaws.

3.13         Assets—In General.

Except as set forth on Schedule 3.13 of the Disclosure Schedules, the assets and rights of PMG include (a) all of the assets and rights of PMG that were used in the conduct of its business as conducted on the Effective Date and (b) all assets reflected in the December 31, 2006 Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2006.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, PMG has good and marketable title to all of its assets, free and clear of any Lien other then Permitted Encumbrances.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, (i) all material assets necessary for the conduct of PMG’s business in accordance with past practice are in good operating condition and repair, ordinary wear and tear excepted, and (ii) all assets of PMG are adequate and sufficient for the continuing conduct of PMG’s businesses as conducted prior to the Effective Date.

3.14         Real Property Interests.

Except as set forth on Schedule 3.14 of the Disclosure Schedules, PMG does not now own, and has never owned, any real property.  Schedule 3.14 of the Disclosure Schedules sets forth a list of all active leases, subleases, or other occupancy agreements to which PMG is a party (the “Real Property Interests”).  Except as set forth on Schedule 3.14 of the Disclosure Schedules, each of the Real Property Interests listed and described on Schedule 3.14 of the Disclosure Schedules is in full force and effect, and there is no default by PMG or, to the Knowledge of PMG, any other party under any such Real Property Interests.

3.15         Personal Property.

(a)           Set forth on Schedule 3.15(a) of the Disclosure Schedules is a list of all equipment, machinery, motor vehicles, and other tangible personal property owned or leased by PMG having an individual value in excess of $10,000 (the “Personal Property”).  PMG has good title to all of its Personal Property, free and clear of any Lien other than any Permitted Encumbrances.

(b)           Schedule 3.15(b) of the Disclosure Schedules is a true and correct list of all of the Uniform Commercial Code Financing Statements filed and in force in the indicated jurisdictions with respect to PMG (the “Financing Statements”).  Except for those Financing Statements indicated on Schedule 3.15(b) that are with respect to Indebtedness that shall be repaid at Closing (and are to be terminated upon the repayment of that Indebtedness), the only Financing Statements in force with respect to PMG relate to leased Personal Property.

3.16         Intellectual Property Rights.

(a)           Schedule 3.16(a) of the Disclosure Schedules includes a true and complete list of all material Commercial Software used by PMG in connection with the Acquired Business.  Schedule 3.16(a) also includes a true and complete list of (i) all Copyrights, Patents and Trademarks (other than those comprising or reflected in Commercial Software) owned or licensed by PMG, and (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of PMG and used by or in connection with the Acquired Business ((i) and (ii) together referred to as the “PMG Intellectual Property Rights”). None of such PMG Intellectual Property Rights owned by PMG and, to the Knowledge of PMG, none of such PMG Intellectual Property Rights licensed by PMG, has been opposed by way of a written petition or claim for opposition, or held unenforceable.   The Intellectual Property Rights owned by PMG and, to the Knowledge of PMG, the PMG Intellectual Property Rights licensed by PMG, are valid, subsisting and enforceable.  Each of such registered PMG Intellectual Property Rights is duly registered in the name of PMG.

(b)           Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, which lists any licensed Intellectual Property Rights used in connection with the Acquired Business in the ordinary course that require payment of a royalty or fee for the use of such licensed Intellectual Property Rights, PMG is the owner of, or has the right to use, the PMG Intellectual Property Rights listed on Schedule 3.16(a) of the Disclosure Schedules without making any royalty or fee payment to others or granting rights to others in exchange therefor.

(c)           Except as set forth on Schedule 3.16(c) of the Disclosure Schedules, no Person (other than PMG) has any right to use any PMG Intellectual Property Rights.  No shareholder, director, officer or employee of, or Consultant to, PMG has any right to use, other than in connection with the business activities of PMG as presently conducted, any of the PMG Intellectual Property Rights owned by PMG.

(d)           To the Knowledge of PMG, the Acquired Business, as operated in the ordinary course of business, does not, and the business of PMG as conducted prior to the Closing Date, as operated in the ordinary course of business, did not, infringe upon the Intellectual Property Rights of any Person.  To the Knowledge of PMG, no Person, other than those to whom PMG has granted the express right to use the PMG Intellectual Property Rights, has claimed or threatened to claim against PMG the right to use any Intellectual Property Rights in any manner other than as an authorized licensee.  No proceeding alleging infringement of the Intellectual Property Rights of any Person is pending against PMG or, to the Knowledge of PMG, threatened against PMG.

(e)           PMG has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets in the Acquired Business.  To the Knowledge of PMG, such Trade Secrets are not part of the public domain, as such term is defined by the U.S. Copyright Law, and, in accordance with PMG’s representation that it has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets, PMG has taken commercially reasonable precautions to prevent the unauthorized use, disclosure or appropriation of such Trade Secrets to the detriment of PMG.

(f)            Schedule 3.16(f) of the Disclosure Schedules includes a true and complete list of any rights (e.g., unlimited, limited, restrictive, government purpose license rights, and march-in) that any Governmental Authority has in any Copyrights, Patents, Trademarks, Technology, or Software that PMG has developed for the benefit of a Governmental Authority and uses in connection with the Acquired Business, other than standard data rights under any FAR, DFAR or similar acquisition regulation.  Except as set forth in Schedule 3.16(f) of the Disclosure Schedules, PMG has not developed any material component or Software as a requirement of any Government Contract, or for which any Governmental Authority paid some or all of the cost of development, which PMG uses or licenses to third parties for a fee.

3.17         Scheduled Contracts and Proposals.

(a)           Scheduled Contracts.  Schedule 3.17(a) of the Disclosure Schedules is a true and complete list of all “Scheduled Contracts” (as hereinafter defined) to which PMG is a party by which it is bound.  For the purposes of this Section 3.17(a), the term “Scheduled Contracts” shall mean written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, consumers, lenders of PMG and other third parties that are currently in effect, but excluding any agreement, contract or other document listed or required to be listed in any of Schedules 3.18(b) through (f) of the Disclosure Schedules, that (i) require the payment or receipt of more than $10,000 or (ii) are otherwise material to the conduct or operations of the business of PMG.

(b)           Status of Scheduled Contracts.  Except as otherwise disclosed on Schedule 3.17(b) of the Disclosure Schedules, (i) each of the Scheduled Contracts is in full force and effect; (ii) a true and complete copy of each written Scheduled Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Scheduled Contract has been delivered or made available to ATS; and (iii) there are no oral modifications or amendments to any of the Scheduled Contracts.

(c)           Proposals.  Schedule 3.17(c) of the Disclosure Schedules sets forth a true and accurate summary of all bids, proposals, offers, or quotations (other than a “Bid” as defined in Section 3.18(a)(ii)) made by PMG that are outstanding as of the Effective Date and that would require the payment or receipt of more than $10,000 (collectively, the “Proposals”), true and complete copies of which have been made available to ATS.  Schedule 3.17(c) of the Disclosure Schedules identifies each Proposal by number and the party to whom such Proposal was made, the subject matter of such Proposal and the proposed price.

3.18         Government Contracting.

(a)           Definitions.  The following capitalized terms, when used in this Section 3.18, shall have the respective meanings set forth below:

(i)            “Active,” when used to modify any Government Contract, Government Subcontract or Subcontract, means that final payment has not been made on such Government Contract, Government Subcontract or Subcontract, and when used to modify any Teaming Agreement, means that such Teaming Agreement has not terminated or expired.

(ii)           “Bid” means any bid, proposal, offer or quotation made by PMG, or by a contractor team or joint venture, in which PMG is participating, that are outstanding as of the Effective Date, that would require the payment or receipt of more than $10,000, and that, if accepted, would lead to a Government Contract or a Government Subcontract.

(iii)          “Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order or other commitment of any kind between PMG and either the U.S. Government or a State Government.

(iv)          “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, or other commitment of any kind between PMG and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government prime contract.

(v)           “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility.

(vi)          “Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, consulting agreement or other commitment of any kind issued by PMG to any Person in support of PMG’s performance of a Government Contract or Government Subcontract.

(vii)         “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(viii)        “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(b)           Government Contracts and Subcontracts.  Schedule 3.18(b) of the Disclosure Schedules separately lists and identifies:

(i)            Each Government Contract and Government Subcontract on which final payment was received after January 1, 2003, with a contract value in excess of $25,000, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS);

(ii)           Each Active Government Contract and Active Government Subcontract with a contract value in excess of $25,000, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS);

(iii)          Each Government Contract and Government Subcontract on which final payment was received after January 1, 2003, that was negotiated (or modification thereto was negotiated) based on cost and pricing data pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b); and

(iv)          Each Active Government Contract and Active Government Subcontract that was negotiated (or modification thereto was negotiated) based on cost and pricing data pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(c)           Bids.  Schedule 3.18(c) of the Disclosure Schedules separately lists and identifies each outstanding Bid, identified by the Person to whom such Bid was made, the date submitted, the subject matter of such Bid, and whether the Government Contract or, to the Knowledge of PMG, Government Subcontract to which such Bid relates has been set aside exclusively for a “small business” under applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(d)           Teaming Agreements.  Schedule 3.18(d) of the Disclosure Schedules separately lists and identifies each Active Teaming Agreement to which PMG is a party (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(e)           Subcontracts.  Schedule 3.18(e) of the Disclosure Schedules separately lists and identifies each Active Subcontract (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(f)            Marketing Agreements.  Schedule 3.18(f) of the Disclosure Schedules separately lists and identifies each sales representation, consulting and other agreement authorizing a third party to market and sell PMG’s products and services to the U.S. Government, any State Government or any foreign government (or department, agency or instrumentality thereof), to which PMG is (or has been at any time since January 1, 2003) a party (true and complete copies of which, including all modifications and amendments thereto, have been made available to ATS).

(g)           Status.  Except as set forth on Schedule 3.18(g) of the Disclosure Schedules:

(i)            Each Active Government Contract, Active Government Subcontract and Active Subcontract is in full force and effect and is binding on PMG and, to the Knowledge of PMG, the other party thereto, and no Active Government Contract, Active Government Subcontract or Active Subcontract has been modified or amended by any oral modifications or amendments.

(ii)           Each Active Teaming Agreement is in full force and effect and is binding on PMG and, to the Knowledge of PMG, the other party thereto, and no Active Teaming Agreement has been modified or amended by any oral modifications or amendments.

(iii)          PMG has substantially complied with all material terms and conditions of each Active Government Contract, Active Government Subcontract, Active Subcontract and Active Teaming Agreement, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of applicable Law.

(iv)          All representations and certifications executed, acknowledged or set forth in any outstanding Bid submitted by PMG pertaining to any Government Contract or Government Subcontract awarded to PMG or on which final payment was received, in each case after January 1, 2003, were current, accurate and complete in all material respects as of their respective effective dates, and PMG has complied in all material respects with all such representations and certifications.

(v)           Neither the U.S. Government, any State Government nor any prime contractor, subcontractor or other person has notified PMG that PMG has breached or violated any applicable Law or any certification or representation pertaining to any Bid, Government Contract or Government Subcontract.

(vi)          To the Knowledge of PMG, and with the exception of the 8(a) Contract, no Active Government Contract was awarded to PMG pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman-owned business, etc.).

(vii)         To the Knowledge of PMG, no Active Government Subcontract would not have been awarded to PMG if, at the time of award, PMG had not been a “small business” or woman-owned business.

(viii)        No Active Government Contract was awarded to PMG on a sole source basis and/or without competition.

(ix)           No Active Government Contract or Active Government Subcontract or outstanding Bid made by PMG includes a liquidated damages clause or any requirement to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

(x)            The cost accounting practices that PMG uses to estimate and record costs in connection with the submission of Bids and performance of Active Government Contracts and Active Government Subcontracts and each Government Contract and Government Subcontract on which final payment was received after January 1, 2003, are (and have been) in material compliance with applicable Law, including, to the extent applicable, but not limited to, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. Government (if required to be disclosed by applicable Law).

(xi)           Neither PMG nor, to the Knowledge of PMG, any of its directors, officers or employees is (or has been at any time since January 1, 2003) subject to a negative contractor performance assessment report contained in the Contractor Performance Assessment Report System (currently maintained at http://cpars.navy.mil/) as promulgated in FAR Part 42.15, suspended or debarred from doing business with the U.S. Government or any State Government, or ineligible for U.S. Government or State Government contracting; and there are no current circumstances that would warrant the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of ineligibility against PMG or, to the Knowledge of PMG, any of its directors, officers or employees.

(xii)          Since January 1, 2003, no Government Contract or Government Subcontract has been terminated for convenience or default, no stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term has been issued to PMG with respect to any Government Contract or Government Subcontract, and, to the Knowledge of PMG, no event, condition or omission has occurred or exists that would constitute grounds for any termination for default, cure notice or show cause notice with respect to any Active Government Contract or Active Government Subcontract.

(xiii)         No money presently due to PMG on any Active Government Contract or Active Government Subcontract has been, or, to the Knowledge of PMG, threatened or likely to be, withheld or set off or subject to attempts to withhold or setoff.

(xiv)        PMG is not currently performing any anticipated Government Contract or Government Subcontract or modification thereof prior to award, or modification or making any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any Active Government Contract or Government Subcontract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(xv)         PMG and its respective employees hold such security clearances as are required to perform Government Contracts and Government Subcontracts of the type currently being performed prior to the Effective Date by PMG; to the Knowledge of PMG there are no existing facts or circumstances that could reasonably be expected to result in the suspension or termination of such clearances; PMG has complied in all material respects with all security measures required by Government Contracts, Government Subcontracts or applicable Law; and Schedule 3.18(g)(xv) of the Disclosure Schedules sets forth the levels and locations of all facility clearances held by PMG.

(xvi)        Each Active Government Contract and Active Government Subcontract was entered into in the ordinary course of business based upon assumptions that PMG’s management believes to be reasonable.  There is no Active Government Contract or Active Government Subcontract for which the most recent estimated total costs of completing, as estimated in good faith by PMG, indicates that such Government Contract or Government Subcontract will be completed at a loss (i.e., PMG’s total cost of performance as reasonably calculated by PMG exceeding the total payments by the customer).

(xvii)       As estimated in good faith by PMG (and based upon assumptions that PMG’s management believes to be reasonable and subject to such assumptions being fulfilled), each outstanding Bid can be performed in accordance with its terms and conditions without a loss.

(h)           Investigations.

(i)            Neither PMG nor, to the Knowledge of PMG, any of its directors, officers, employees, agents or Consultants is (or has been since January 1, 2003) under administrative, civil (including, but not limited to, claims made under the False Claims Act, 18 U.S.C. § 287) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract;

(ii)           PMG has not made a voluntary disclosure to the U.S. Government or any State Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract; and

(iii)          To the Knowledge of PMG, there is no irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in (i) and (ii) above, or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost.

(i)            Audits.

(i)            Schedule 3.18(i) of the Disclosure Schedules lists and identifies each audit report, including without limitation reports issued by the Defense Contract Audit Agency and any inspector general, and each notice of cost disallowance received by PMG since January 1, 2003 relating to any Bid, Government Contract or Government Subcontract (true and complete copies of which have been provided to ATS).

(ii)           Since January 1, 2003, no cost in excess of $10,000 or similar group, type or class of costs in excess of $10,000 in the aggregate and which was incurred or invoiced by PMG on any Active Government Contract or Active Government Subcontract has been disallowed or otherwise been the subject of a formal dispute.

(iii)          PMG has not incurred any material costs on any Active cost-reimbursable Government Contract or Government Subcontract that are not “allowable” costs pursuant to FAR § 31.201-2 (48 CFR § 31.201-2) and any other applicable Law and that have not been questioned in writing or properly recorded as such in PMG’s cost accounting books and records.

(iv)          The reserves established by PMG with respect to possible adjustments to the indirect and direct costs incurred by PMG on any Active Government Contract or Government Subcontract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract or Government Subcontract.

(j)            Financing Arrangements.  Except as set forth on Schedule 3.18(j) of the Disclosure Schedules, there exist no assignment of claims (as governed by 48 C.F.R. subpart 32.8) with respect to any Active Government Contract, and there exist no similar arrangements on PMG’s behalf with respect to any Active Government Subcontract.

(k)           Protests.  Except as set forth on Schedule 3.18(k) of the Disclosure Schedules, no outstanding Bid or Active Government Contract or Active Government Subcontract is the subject of any ongoing bid protest to a procuring agency, the United States Government Accountability Office, the United States Small Business Administration or any other agency or court (whether PMG is the protestor, an interested party or neither), and, to the Knowledge of PMG, no outstanding Bid or Active Government Contract or Government Subcontract may become subject to such a protest.

(l)            Claims.  Except as set forth on Schedule 3.18(l) of the Disclosure Schedules:

(i)            PMG has no interest in any pending claim or request for equitable adjustment against the U.S. Government, any State Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement.

(ii)           There are no outstanding claims against PMG, either by the U.S. Government, any State Government or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Government Subcontract, Subcontract, Bid or Teaming Agreement, and to the Knowledge of PMG, there are no facts that could reasonably be expected to give rise to or result in such a claim.

(iii)          There exist no disputes between PMG and the U.S. Government, any State Government, or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Active Government Contract, Government Subcontract, Subcontract or Teaming Agreement or outstanding Bid, and, to the Knowledge of PMG, there are no facts that could reasonably be expected to give rise to or result in such a dispute.

(m)          Multiple Award Schedules.

(i)            With respect to each Active multiple award schedule Government Contract, PMG has complied in all material respects with the requirements of such Government Contract.

(ii)           With respect to each Active multiple award schedule Government Contract, Schedule 3.18(m) of the Disclosure Schedules identifies the basis of award customer (or category of customers) and the Government’s price or discount relationship to the identified customer (or category of customers) agreed to by the United States General Services Administration and PMG at the time of award of such multiple award schedule Government Contract.

(iii)          Except as set forth on Schedule 3.18(m) of the Disclosure Schedules, PMG has complied with the notice and pricing requirements of the price reduction clause in each Active multiple award schedule Government Contract, and, to the Knowledge of PMG, there are no facts or circumstances that could be expected to result in a demand by the U.S. Government for a refund based upon PMG’s failure to comply with the price reduction clause.

(iv)          PMG has filed all reports related to and paid all industrial funding fees required to be paid by PMG under any Active multiple award schedule Government Contract.

(v)           PMG has not received notice nor otherwise has reason to believe that any Active orders issued to PMG pursuant to each Active multiple award schedule Government Contract are outside the scope of such Government Contract.

(n)           Government-Furnished Property.  Schedule 3.18(n) of the Disclosure Schedules identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to PMG by or on behalf of the U.S. Government for use in the performance of a Government Contract or Government Subcontract which is currently in PMG’s possession or control (“Government-Furnished Property”), and the  Active Government Contracts or Government Subcontracts to which each item of Government-Furnished Property relates.  PMG has complied in all material respects with all of its obligations relating to the Government-Furnished Property.

(o)           Former Government Employees.  To the Knowledge of PMG, except as set forth on Schedule 3.18(o) of the Disclosure Schedules, as of the Effective Date, PMG does not employ any Consultants or employees at a Project Manager level or above who have worked for the Federal Government as a “Government employee” (as that term is defined in 5 C.F.R. § 2637.102 (2006)) prior to employment with PMG.

(p)           Timekeeping.  Schedule 3.18(p) of the Disclosure Schedules includes PMG’s policy regarding how its employees are to record their time and complete their time cards.  Since January 1, 2004, except as set forth on Schedule 3.18(p) of the Disclosure Schedules, each of PMG’s employees has been provided a copy of that policy and instructed to comply with it and, to the Knowledge of PMG, there has been no material breach by any of PMG’s employees of that policy.

3.19         Clients.

PMG has not received any written notice, or any non-written communication or other indication that would reasonably lead a person to believe, that any supplier, producer, consumer, financial institution or other party to any Scheduled Contract will not do business with PMG on substantially the same terms and conditions subsequent to the Closing Date as before such date.

3.20         Backlog.

Schedule 3.20 of the Disclosure Schedules sets forth a report of PMG’s Government Contract Backlog as of June 30, 2007.

3.21         Compliance with Laws.

(a)           PMG has been and is in compliance with each Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such failure to be in compliance with such Law would not reasonably be expected to have a Material Adverse Effect.

(b)           PMG is, and has been since January 1, 2003, in compliance in all material respect with all United States and foreign Export Control Laws.  PMG has all authority under the Export Control Laws needed to execute its current business activities and programs including, but not limited to, (i) all necessary licenses for any pending export transactions, (ii) all necessary licenses and clearances for any pending disclosure of information to foreign persons, and (iii) all necessary registrations with government agencies with authority to implement the Export Control Laws.  PMG has not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

(c)           None of PMG, any officer or employee of PMG or, to the Knowledge of PMG, any agent or other Person acting on PMG’s behalf has, since the formation of PMG, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder PMG in connection with the design, development, manufacture, distribution, marketing, use, sale, acceptance, maintenance or repair of its products and services (or assist PMG in connection with any actual or proposed transaction relating to PMG’s products and services) (a) that subjected or might have subjected PMG or to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) that, if not given in the past, would reasonably be expected to have had a Material Adverse Effect, (c) that, if not continued in the future, would reasonably be expected to have a Material Adverse Effect or subject PMG to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

3.22         Environmental Matters.

PMG has no Environmental Liabilities.

3.23         Licenses and Permits.

PMG has, or has applied for, all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of its business as conducted in the normal course of business prior to and as of the Effective Date (collectively, “Permits”), except for where the failure to obtain such Permits would not have a Material Adverse Effect.  Schedule 3.23 of the Disclosure Schedules sets forth a list of all Permits held by PMG.

3.24         Litigation and Indemnification Claims.

(a)           Except as set forth on Schedule 3.24(a) of the Disclosure Schedules, there are no:

(i)            actions, suits, trials, arbitrations or administrative proceedings or, to the Knowledge of PMG, investigations by a Government Authority pending or, to the Knowledge of PMG, threatened against PMG or its  properties or business; or

(ii)           outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against or with respect to PMG or its properties or business.

(b)           PMG is not in default with respect to (i) any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority to which PMG is a party or (ii) any settlement agreement relating to any action, suit or claim to which PMG is a party.

(c)           Except as set forth on Schedule 3.24(c) of the Disclosure Schedules, to the Knowledge of PMG there is no reasonable basis for a claim against PMG relating to defective design, material, or performance of its products or services.

(d)           Schedule 3.24(d) of the Disclosure Schedules contains a true and complete list of all indemnification obligations of PMG other than those entered into by PMG in the regular course of business, including a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which, to the Knowledge of PMG, there exist any facts that would reasonably cause it to believe an indemnification claim will be made.

3.25         Personnel Matters.

(a)           A true, accurate, and complete list of all of the directors, officers, and employees of PMG, as of the Effective Date (which schedule shall be updated as of the Closing Date) (collectively, “Personnel”), and their positions are included on Schedule 3.25(a) of the Disclosure Schedules.  True and complete information concerning the respective salaries, wages, and other compensation paid by PMG during 2005 and 2006, as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously to ATS.

(b)           All bonuses and other compensation owed by PMG to its Personnel and Consultants for periods prior to January 1, 2007 have been paid in full.  A true and accurate list of PMG’s employees who are entitled to accrued vacation and severance pay for periods on or after January 1, 2007 and for which PMG is responsible for paying, as well as any payments to employees at or prior to the Closing relating to the Contemplated Transactions (such payments relating to the Contemplated Transactions, the “Employee Closing Bonuses”), are included on Schedule 3.25(b) of the Disclosure Schedules.  The Closing Balance Sheet shall accurately reflect the Employee Closing Bonuses and their payment, as well as any accrued vacation and any severance pay due and owing as of Closing; provided that if any such amount is paid by ATS at Closing as a deduction against the Closing Consideration, plus the employer portion of any applicable payroll taxes (by wire transfer to PMG, in immediately available funds, to an account designated by PMG, and a corresponding payment by PMG to the subject employees, net of required withholdings), such amount shall not be reflected as a liability on the Closing Balance Sheet, and shall not adversely affect Closing Net Working Capital.

(c)           There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of PMG, threatened, by or between PMG and any Personnel.

(d)           All personnel policies and manuals of PMG are listed on Schedule 3.25(d) of the Disclosure Schedules, and true, accurate, and complete copies of all such current written personnel policies and manuals have been provided or made available to ATS.

(e)           Except for the Employee Closing Bonuses or as otherwise listed on Schedule 3.25(e) of the Disclosure Schedules, PMG is not a party to any:

(i)            management, employment, consulting, or other agreement with any Personnel or other person providing for employment or payments over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of PMG;

(ii)           bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement, whether written or unwritten;

(iii)          collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others); or

(iv)          other employment contract, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of PMG, whether written or unwritten.

(f)            PMG has not received any written (or, to the Knowledge of PMG, oral) notice from any Personnel who are an executive or managerial employee that would reasonably lead a person to believe that such employee intends to terminate his or her employment with PMG after the Closing Date or is not willing to continue his or her employment with PMG after the Closing Date on terms substantially comparable to his or her existing terms of employment at PMG.

(g)           No Personnel, or, to the Knowledge of PMG, any agent, or Consultant to, PMG is bound by any contract or agreement that purports to limit the ability of such Personnel, agent, or Consultant to (i) engage in or continue in his or her conduct, activity, or practice relating to PMG’s business or (ii) assign to PMG or to any other Person any rights to any Intellectual Property or any Intellectual Property Right.

(h)           No leased employee, as defined in Code Section 414(n), performs service for PMG.

(i)            A true, accurate and complete list of all individuals providing services to PMG as independent contractors as of January 1, 2007, is set forth on Schedule 3.25(i) of the Disclosure Schedules.

3.26         Labor Matters.

(a)           PMG is not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b)           PMG is not a party or subject to any pending or, to the Knowledge of PMG, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees.  PMG has not received any notice that any labor representation request is pending or, to the Knowledge of PMG, is threatened with respect to any employees of PMG.

(c)           PMG is in compliance in all material respects with all applicable Laws and affirmative action programs respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Executive Order 11246, as amended, the Workers’ Adjustment Retraining Notification Act and the Service Contract Act.  This Section 3.26 does not extend to “ERISA” as defined in Section 3.27.

(d)           No present or former employee of PMG has any claim against PMG (whether under Federal or state law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Pension Plan or Welfare Plan (as such terms are defined in Section 3.27)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year and accrued on the most recent balance sheet for PMG (except as permitted to be accrued and rolled over under PMG’s Plans), or (iv) payment under any applicable workers’ compensation law.

3.27         ERISA.

(a)           Capitalized terms used in this Section 3.27 that are not otherwise defined in this Agreement shall have the meanings set forth below:

(i)            “Benefit Arrangement” means any compensation or employment program (other than a Pension Plan or Welfare Plan), including but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation and supplemental executive compensation plan.

(ii)           “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

(iii)          “ERISA Affiliate” means a corporation that is a member of a controlled group of corporations with PMG within the meaning of Code Section 414(b), a trade or business that is under common control with PMG within the meaning of Code Section 414(c), or a member of an affiliated service group with PMG within the meaning of Code Sections 414(m) or (o), including any such Entity that was an ERISA Affiliate at any time.

(iv)          “PBGC” means the Pension Benefit Guaranty Corporation.

(v)           “Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) that is or was maintained by PMG or any ERISA Affiliate as of the Effective Date.

(vi)          “Plan” means any Pension Plan, any Welfare Plan, and any Benefit Arrangement.

(vii)         “Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that is or was established or maintained by PMG or any ERISA Affiliate.

(b)           Schedule 3.27(b) of the Disclosure Schedules sets forth a list of: (i) each Pension Plan; (ii) each Welfare Plan; and (iii) each Benefit Arrangement that PMG or an ERISA Affiliate maintains or to which PMG or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which PMG or an ERISA Affiliate has any liability with respect to any Personnel or former Personnel.

(c)           PMG has delivered to ATS true, accurate and complete copies of (i) the documents comprising each Plan (or, with respect to any Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that relate to the obligations of PMG or any ERISA Affiliate) under which any Personnel or former Personnel are covered; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans under which any Personnel or former Personnel are covered; (iii) all rulings, current determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority that pertain to each Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans covering any Personnel or former Personnel during the most recent three years; and (v) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other material company-wide written communications regarding the Plans covering any Personnel or former Personnel.

(d)           Neither PMG nor any ERISA Affiliate has, at any time within six (6) years prior to the Effective Date, sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan (as defined in ERISA Section 3(37)), or a voluntary employees’ beneficiary association, as defined in Code Section 501(c)(9).

(e)           Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions prior to the Effective Date and any such amounts that are not required to be so paid under any Welfare Plan have been accrued on the Financial Statements in accordance with GAAP applied in a manner consistent with past practices.

(f)            No prohibited transaction within the meaning of ERISA Section 406 or Code Section 4975 has occurred with respect to any Pension Plan as of the Effective Date, other than a transaction to which a statutory or administrative exemption has been granted and copies of any such administrative exemption grant have been delivered to ATS.

(g)           The form of each Pension Plan and Welfare Plan is in compliance in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001 and (except to the extent within a remedial amendment period for the same) the Pension Protection Act of 2006, and such plans have been operated in material compliance with such laws and the written Plan documents.  Neither PMG nor, to the Knowledge of PMG, any fiduciary of a Pension Plan, has violated the requirements of Section 404 of ERISA.  Except as indicated on Schedule 3.27(g) of the Disclosure Schedules, all required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Pension Plans and Welfare Plans have been appropriately given.

(h)           Each Pension Plan that covers any Personnel or former Personnel and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and, to the Knowledge of PMG, there are no circumstances that will or could result in revocation of any such favorable determination or opinion letter.  Each trust created under any such Pension Plan has been determined to be exempt from taxation under Section 501(a) of the Code pursuant to such determination or opinion letter, and to the Knowledge of PMG there is no circumstance that will or could result in a revocation of such exemption.

(i)            No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that PMG or any ERISA Affiliate maintains or has maintained, or to which PMG or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former Personnel (other than routine claims for benefits) is pending or, to the Knowledge of PMG, threatened that could reasonably be expected to result in a material liability to PMG or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(j)            All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within material compliance with the time required by such Plan or applicable Law.

(k)           Except as required by the Code, the consummation of the contemplated transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of PMG or an ERISA Affiliate.

(l)            No written or oral representations have been made to any employee,  former employee, or director of PMG or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time (except to the extent of coverage required under COBRA or other applicable Law).

(m)          Schedule 3.27(m) of the Disclosure Schedules identifies each Plan that is or ever has been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“NQDC Plan”).  Except as provided in Schedule 3.27(m) of the Disclosure Schedules, each NQDC Plan (i) has been operated, notwithstanding any terms to the contrary, in full compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have been deferred or vested after December 31, 2004, and since October 3, 2004, has not been “materially modified” within the meaning of Code Section 409A.

(n)           No written or oral representations have been made to any Personnel covered by a NQDC Plan that PMG or any ERISA Affiliate will pay or reimburse such Personnel for taxes (including any excise taxes) incurred with respect to any NQDC Plan.

3.28         Tax Matters.

Except as set forth on Schedule 3.28 of the Disclosure Schedules:

(a)           PMG is not the successor by merger or consolidation to any other entity;

(b)           PMG has timely filed all Tax Returns required to have been filed by it under applicable Laws, or timely filed extensions related thereto, and has paid all Taxes required to be paid with such Tax Returns required to have been paid by it on or prior to the Effective Date.  The Tax Returns filed with respect to PMG are true, correct and complete in all material respects;

(c)           None of such Tax Returns contains a disclosure statement with respect to PMG under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

(d)           PMG has not received any notice that the IRS or any other Taxing Authority has asserted against PMG any deficiency or claim for Taxes, and no issue has been raised by any Taxing Authority in any audit that would result in a proposed deficiency of PMG for any period not so examined.  To the Knowledge of PMG, no material claim has ever been made by a Taxing Authority with which PMG does not file Tax Returns that PMG is or may be subject to taxation by that Taxing Authority, nor, to the Knowledge of PMG, is there any factual basis or legal basis for such claim;

(e)           All Tax deficiencies asserted or assessed against PMG have been paid or finally settled with no remaining amounts owed;

(f)            There is no pending or, to the Knowledge of PMG, threatened action, audit, proceeding, or investigation with respect to PMG involving: (i) the assessment or collection of Taxes, or (ii) a claim for refund made by PMG with respect to Taxes previously paid;

(g)           All amounts that are required to be collected or withheld by PMG, or with respect to Taxes of PMG, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing Authority have been duly remitted;

(h)           PMG (i) has not been included in an affiliated group (as defined in Section 1504 of the Code), including, without limitation, as a parent thereof, and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(i)            There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

(j)            Accruals or reserves for current taxes and deferred tax liabilities as stated in the Audited Financial Statements, the Interim Financial Statements and the Estimated Closing Balance Sheet are all in accordance with GAAP applied in a manner consistent with past practices and fairly reflect current and deferred liabilities for Taxes as of their respective dates;

(k)           There are no Liens for Taxes due and payable upon the assets of PMG;

(l)            PMG has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(m)          PMG has not become obligated to make, nor will PMG, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

(n)           There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or predecessor regulations) or excess loss accounts described in Treasury Regulation Sections 1.1502-32 or 1.1502-19 (or predecessor regulations) or similar items, of PMG that will be recognized or otherwise taken into account as a result of the Contemplated Transactions;

(o)           There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by PMG;

(p)           There are no elections, consents, or agreements as to Taxes in effect with respect to PMG that will remain in effect following the Closing Date and that will have a material effect on PMG’s taxable income after the Closing Date;

(q)           PMG is not a party to any tax-sharing agreement, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing liabilities after the Closing Date;

(r)            PMG has not applied for a ruling relating to Taxes from any Taxing Authority or entered into any closing agreement with any Taxing Authority;

(s)           None of the assets of PMG is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f) or (g) of the Code;

(t)            PMG is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(u)           PMG has delivered to ATS correct and complete copies of Federal income Tax Returns and has made available to ATS state income Tax Returns filed on behalf of PMG for the three most recent taxable years ending prior to the Effective Date;

(v)           To the Knowledge of PMG, no Person has been treated as an independent contractor of PMG for Tax purposes who should have been treated as an employee for such purposes;

(w)          PMG is, and has been since January 1, 2002, an “S” corporation within the meaning of Section 1361 of the Code; and each of the shareholders of PMG since such date has been a person permitted to be a shareholder of an “S” corporation under Section 1361(b)(1)(B) of the Code;

(x)            None of the shares of Capital Stock of PMG is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code;

(y)           The Contemplated Transactions, either by themselves or in conjunction with any other transaction that PMG may have entered into or agreed to, will not give rise to any Federal income tax liability under Section 355(e) of the Code for which PMG may in any way be held liable;

(z)            PMG is not a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code;

(aa)         There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which PMG is a party and that could be treated as a partnership for federal income tax purposes;

(bb)         PMG has not, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country;

(cc)         Except as otherwise provided in Section 2.3(c)(ii), in the event that ATS does not make a Section 338(h)(10) Election, PMG has not agreed, nor is it required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method, or otherwise, that will affect the liability of PMG for Taxes for any taxable period after the Closing Date;

(dd)         PMG will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale made on or prior to the Closing Date or (ii) except as otherwise provided in Section 2.3(c)(ii) in the event that ATS does not make a Section 338(h)(10) Election, any prepaid amount received on or prior to the Closing Date;

(ee)         All transactions (including but not limited to sales of goods, loans, and provision of services) between PMG and any other Person that is controlled directly or indirectly by PMG or by the Shareholders (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration; and

(ff)           PMG has not engaged, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treasury Regulations 1.6011-4(b)(2).

3.29         Insurance.

PMG maintains the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, life and other types of insurance shown on Schedule 3.29 of the Disclosure Schedules.  A list of all claims against such insurance and against PMG’s self-insured plans since January 1, 2004, that individually exceed $10,000 in amount and the outcomes or status of such claims is set forth on Schedule 3.29 of the Disclosure Schedules.

3.30         Bank Accounts.

Schedule 3.30 of the Disclosure Schedules sets forth (i) the name of each Person with whom PMG maintains a deposit account or safety deposit box, (ii) the address where each such deposit account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

3.31         Powers of Attorney.

Except as set forth on Schedule 3.31 of the Disclosure Schedules, neither the Shareholders nor PMG has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to PMG.

3.32         No Broker.

Neither the Shareholders nor PMG (or any of their respective directors, officers, employees or agents) has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.33         No Unusual Transactions.

Except (i) as set forth on Schedule 3.33 of the Disclosure Schedules, (ii) in connection with the Contemplated Transactions or (iii) as set forth in this Agreement (including the Disclosure Schedules), since December 31, 2006, PMG has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, PMG has not:

(a)           incurred or discharged any secured or unsecured liability or obligation (whether accrued, absolute or contingent) other than (i) liabilities and obligations disclosed in the Interim Financial Statements or the Estimated Closing Balance Sheet and liabilities and obligations incurred since December 31, 2006, or (ii) those liabilities arising in the ordinary course of business consistent with past practice under any contract, lease, commitment or agreement disclosed in the Disclosure Schedules to this Agreement or not required to be disclosed therein because of the term or amount involved;

(b)           waived or cancelled any claim, account receivable or trade account involving amounts in excess of $25,000;

(c)           made any single capital expenditure in excess of $25,000;

(d)           sold or otherwise disposed of or lost any asset or used any of its assets other than, in each case, for proper corporate purposes and in the ordinary course of business and in a manner consistent with past practices;

(e)           entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $25,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices or in connection with the Contemplated Transactions;

(f)            suffered any extraordinary losses whether or not covered by insurance;

(g)           modified its charter, bylaws or capital structure;

(h)           except for the Employee Closing Bonuses, made (i) (A) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its directors or officers, or (B) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its employees, other than such increases or changes in the ordinary course of business and consistent with past practices, or (ii) any bonus or other incentive payments or arrangements with any of its directors, officers or employees;

(i)            reserved, declared, made or paid any dividend or redeemed, retired, repurchased, purchased, or otherwise acquired any of its capital stock, or any of its other corporate securities;

(j)            removed any director or terminated any officer;

(k)           entered into, terminated, cancelled, amended or modified any material contract, other than in the ordinary course of business or in connection with the Contemplated Transactions;

(l)            made any change in its accounting policies, practices and calculations as utilized in the preparation of PMG’s Audited Financial Statements as of December 31, 2006;

(m)          voluntarily permitted any Person to subject the Shares or the properties of PMG to any additional Lien;

(n)           (i) made any loan or advance to any Person (other than advance of business expenses in the ordinary course of PMG’s business), (ii) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of any Person, or (iii) issued (or arranged for the issuance of) any bond or letter of credit to any Person;

(o)           except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Plans;

(p)           changed its banking arrangements and signatories or granted any powers of attorney;

(q)           purchased, sold, leased, or otherwise disposed of any of its material properties or any right, title or interest therein other than in the ordinary course of business;

(r)            failed to maintain its books in a manner that fairly and accurately reflects its income, expenses and liabilities in accordance with applicable accounting standards, including, without limitation, GAAP;

(s)           failed to perform duly and punctually in all material respects all of its material contractual obligations in accordance with the terms thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(t)            authorized, agreed or otherwise committed to any of the foregoing.

3.34         Full Disclosure.

Neither this Agreement nor any other Transaction Document delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein true, in light of the circumstances under which such statements were made.

3.35         Matters Related to Shareholders’ Receipt of ATS Shares.

(a)             The Shareholders are acquiring the ATS Shares for their own account (not as a nominees or agents) and for investment and not with a view to the resale or distribution of any part thereof.

(b)             The Shareholders are “accredited investors” as defined in Rule 501(a) under the Securities Act.  The Shareholders have acquired sufficient information about ATS to reach an informed decision to acquire the ATS Shares.  The Shareholders have such business and financial experience as are required to give them the capacity to protect their own interests in connection with the acquisition of the ATS Shares.

(c)             The Shareholders have had the opportunity to ask questions of and receive answers from ATS and its officers and directors concerning ATS and the terms and conditions of the sale of the ATS Shares pursuant to this Section 3.35 and have had an opportunity to obtain additional information from ATS to the extent deemed necessary or advisable by the Shareholders in order to verify the accuracy of the information obtained.  The Shareholders have, to the extent deemed necessary by the Shareholders, consulted with their own advisors (including the Shareholders’ attorney, accountant or investment advisor) regarding the Shareholders’ investment in the ATS Shares and understand the significance and effect of their representations, warranties, acknowledgments and agreements set forth in this Section 3.35.

(d)             The Shareholders understand that their investment in the ATS Shares entails a high degree of risk and that a total loss of the Shareholders’ investment in the ATS Shares is possible.  The Shareholders understand that their acquisition of the ATS Shares will be a highly speculative investment.

(e)             The Shareholders acknowledge that neither ATS, nor any of its officers, directors, representatives or affiliates, nor any other Person, has made any representations or warranties, except as otherwise expressly set forth herein, with respect to ATS, its or its affiliates’ businesses, or the ATS Shares.

(f)              The Shareholders understand that (i) the ATS Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, (ii) the ATS Shares have not been registered under the Securities Act (in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof), (iii) the ATS Shares have not been registered under applicable state securities laws, and (iv) the Shareholders may not resell, pledge or otherwise transfer any such ATS Shares unless registered under the Securities Act and applicable state securities laws (ATS being under no obligation to do so).  The Shareholders further understand that the exemption from registration afforded by Rule 144 promulgated under the Securities Act is not presently available with respect to the ATS Shares.

(g)             The Shareholders understand that the ATS Shares, and any securities issued in respect thereof or exchanged therefor, may bear the following legend until such time, if any, as (i) the ATS Shares or such securities (x) are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provision) or pursuant to an effective registration statement under the Securities Act or (y) pursuant to Rule 144(k) under the Securities Act (or a comparable successor provision), or (ii) ATS receives an opinion of counsel reasonably acceptable to it to the effect that such legend may be removed:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.”

ARTICLE 4
Representations and Warranties of ATS

As of the Effective Date, ATS represents and warrants to PMG and the Shareholders:

4.1           Organization and Power.

(a)           ATS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

(b)           ATS has all requisite corporate power to own or lease and operate its properties.

4.2           Corporate Authorization.

ATS has duly authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which ATS is or will be party and the performance of its obligations hereunder and thereunder.  This Agreement constitutes, and each of the other Transaction Documents to which ATS is or will be party will constitute, as of the Closing Date, the legal, valid and binding obligation of ATS and are enforceable against ATS in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3           No Violation.

Neither the consummation of the Contemplated Transactions nor the performance by ATS of its obligations hereunder will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, or result in the violation of, or result in the creation of any Lien upon any of the assets of ATS, pursuant to the charter or bylaws of ATS or any material agreement, order, award, judgment, decree, Law, or any other material instrument to which ATS is a party or by which their properties may be bound.

4.4           Consents.

Neither the consummation of the Contemplated Transactions nor compliance with the terms of the Transaction Documents will require (a) the consent or approval under any agreement or instrument to which ATS is a party or (b) ATS to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

4.5           Litigation.

There is no claim, action, suit, proceeding or governmental investigation pending, or, to the Knowledge of ATS, threatened against or involving ATS that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions.

4.6           No Broker.

ATS and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment with respect to this Agreement or the Contemplated Transactions.

4.7           Investment Intent.

ATS is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

4.8           Financial Resources.

ATS has sufficient financial resources available to consummate the Contemplated Transactions.

4.9           Authorization of ATS Shares.

The ATS Shares, when issued, sold and delivered at Closing in accordance with the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) not be subject to preemptive rights created by statute, ATS’ certificate of incorporation or bylaws or any agreement to which ATS is a party or by which ATS is bound and (iii) be free of restrictions on transfer or liens, other than restrictions on transfer under applicable state and federal securities laws or restrictions or liens imposed thereon by the Shareholders after the Closing.

ARTICLE 5
Covenants

5.1           Conduct of PMG.

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing or, if earlier, the termination of this Agreement in accordance with its terms, the Shareholders will cause PMG to conduct its business and operations in the ordinary course and, to the extent consistent therewith, to use reasonable efforts to preserve its current relationships with customers, employees, suppliers and others having business dealings with it.  Accordingly, and without limiting the generality of the foregoing, during the period from the Effective Date to the Closing Date, without the prior written consent of ATS, PMG and the Shareholders will not take, and the Shareholders will not permit PMG to take, any action that would cause the representations set forth in Section 3.33 (as modified by Schedule 3.33 of the Disclosure Schedules) not to be true as of the Closing Date, except as expressly contemplated by this Agreement.

5.2           Access to Information Prior to the Closing; Confidentiality.

(a)           During the period from the Effective Date through the Closing or, if earlier, the termination of this Agreement in accordance with its terms, the Shareholders will cause PMG to give ATS and its authorized representatives reasonable access during regular business hours and upon reasonable notice to all offices, facilities, books and records of PMG as ATS may reasonably request; provided, however, that (i) ATS and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Shareholders and PMG to schedule such access and visits through a designated officer of PMG and in such a way as to avoid disrupting the normal business of PMG, (ii) PMG shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege and (iii) PMG need not supply ATS with any information that, in the reasonable judgment of the Shareholders or PMG, is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information; provided, however, the Shareholders will use their reasonable efforts to enable ATS to receive such information.

(b)           ATS will, and will require its employees, agents, Affiliates, consultants, representatives and advisors to hold any information that it or they receive, observe or otherwise come into the possession of in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of that certain Nondisclosure Agreement dated as of June 5, 2007, between ATS and PMG (the “Confidentiality Agreement”), and shall otherwise comply, and will require its employees, agents, Affiliates, consultants, representatives and advisors to comply, with the terms of the Confidentiality Agreement.

5.3           Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

5.4           Consents.

Without limiting the generality of Section 5.3 hereof, each of the parties hereto will use its commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the Contemplated Transactions prior to the Closing, including, but not limited to, the submission of the 8(a) Contract Waiver Request pursuant to Section 5.22 of this Agreement.  Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the Contemplated Transactions.  ATS, the Shareholders and PMG will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.5           Access to Books and Records Following the Closing.

Following the Closing, ATS shall permit the Shareholders and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of PMG and/or ATS that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Shareholders and their representatives shall take such action as is deemed necessary in the reasonable judgment of ATS and PMG to schedule such access and visits through a designated officer of PMG and in such a way as to avoid disrupting the normal business of ATS and/or PMG, (b) neither ATS nor PMG shall be required to take any action that would constitute a waiver of the attorney-client or other privilege and (c) neither ATS nor PMG need supply the Shareholders, or their representatives, with any information which, in the reasonable judgment of ATS or PMG (as the case may be), is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information.

5.6           Shareholders’ Post-Closing Confidentiality Obligation.

From the Effective Date and continuing through and following the Closing (or, if earlier, the termination of this Agreement in accordance with its terms with respect to all confidential or proprietary information of ATS), except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Shareholders shall, and shall use commercially reasonable efforts to cause their respective Affiliates, officers, agents, heirs, representatives, successors and assigns, as applicable to, (a) maintain the confidentiality of, (b) not use in any way that would reasonably be expected to be adverse to, or have an adverse effect on, ATS or PMG, and (c) not divulge to any Person (other than their Representatives) all confidential or proprietary information of PMG or ATS, except with the prior written consent of ATS or except as may reasonably be necessary (i) in connection with the performance, enforcement and/or defense of any indemnification obligations under this Agreement, or (ii) to perform or enforce any covenants under this Agreement, or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (x) otherwise becomes lawfully available to the Shareholders, or their respective Affiliates, officers, agents, heirs, representatives, successors and assigns after the Closing Date on a non-confidential basis from a third party who is not under an obligation of confidentiality to ATS or PMG or (y) is or becomes generally available to the public without breach of this Agreement by the Shareholders, or their respective Affiliates, officers agents and representatives.

5.7           Expenses.

(a)           Except as otherwise provided in Section 5.7(b), Section 5.11, Section 5.16(b) and this Section 5.7(a), each of the parties shall bear its own costs and expenses related to the Contemplated Transactions.  However, all third-party costs of the Shareholders and PMG with respect to the Contemplated Transactions including, but not limited to, (i) all fees, costs and expenses with respect to attorneys, accountants, investment bankers, brokers, finders and others retained or contracted by PMG or the Shareholders in connection with the Contemplated Transactions and (ii) bonus payments to a certain former PMG employee as provided in Section 5.10(g) and other costs shown on Schedule 5.7 of the Disclosure

Schedules (collectively, the “Shareholders’ Transaction Costs”) shall be the responsibility of ATS if so requested in writing by the Shareholders and shall, to the extent not paid prior to Closing, be paid by ATS at Closing as a deduction against the Closing Consideration.  If paid by ATS at Closing as a deduction against the Closing Consideration, such amount shall not be reflected as a liability on the Closing Balance Sheet, and shall not adversely affect Closing Net Working Capital.

(b)           Notwithstanding the foregoing, the obligation to pay Taxes shall be allocated pursuant to Section 5.11 rather than this Section 5.7.

5.8           Indebtedness.

(a)           The Shareholders shall be obligated to repay all Indebtedness of PMG outstanding as of the Closing which is not paid by PMG.  To the extent that any amount of Indebtedness of PMG has not been paid by the Shareholders or PMG prior to Closing, such amount shall be paid by ATS at Closing as a deduction against the Closing Consideration. If paid by ATS at Closing as a deduction against the Closing Consideration, such amount shall not be reflected as a liability on the Closing Balance Sheet, and shall not adversely affect Closing Net Working Capital.

(b)           Any Shareholder who owes PMG any Indebtedness that is outstanding as of the Closing Date (other than advances made to employees of PMG in the ordinary course of business to meet reimbursable business expenses incurred or anticipated to be incurred by such employees) shall repay such amount at or before the Closing. To the extent that any amount of any such Indebtedness has not been paid prior to or at Closing, such amount shall be paid by ATS to PMG at Closing as a deduction against the Closing Consideration.

(c)           With respect to any Indebtedness that is outstanding as of the Closing Date that is owed by any Affiliate of the Shareholders to PMG, such Shareholders (the “Affiliated Shareholders”) will cause the Indebtedness to be paid at or before the Closing. To the extent that any amount of any such Indebtedness has not been paid at or before the Closing, such amount shall be paid by ATS to PMG at Closing as a deduction against the Closing Consideration, and, notwithstanding anything in this Agreement to the contrary, such amount shall be deducted from the portion of the Closing Consideration payable to such Affiliated Shareholders.

(d)           The parties shall use commercially reasonable efforts to obtain the termination and release of any and all guaranty obligations of the Shareholders of any PMG Indebtedness or under any lease, contract, or other agreement of PMG.  Until such termination and release is obtained, following the Closing, PMG shall indemnify and hold harmless the Shareholders who have personally guaranteed obligations of PMG.

5.9           No Solicitation of Competitive Transactions.

From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, PMG and each of the Shareholders agree that they will not, directly or indirectly, or directly or indirectly through any officer, director, employee, investment banker, attorney, advisor, representative or agent (each, a “Representative”), as applicable for any or all of them:  (a) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer (whether in writing or otherwise) that constitutes, or could lead to, a proposal or offer for a merger, consolidation, business combination, recapitalization, sale of substantially all PMG’s assets, or sale of a substantial percentage of shares of capital stock (including, without limitation, by way of a public offering or private placement) involving PMG other than the Contemplated Transactions (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (b) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (c) agree to, approve or recommend any Acquisition Proposal.  PMG and each Shareholder agree to notify ATS immediately (and not later than twenty-

four (24) hours) after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of PMG by any Person that informs PMG that it is considering making or has made an Acquisition Proposal.  Such notice shall be made orally (and shall be confirmed in writing) and, subject to existing confidentiality, nondisclosure or other similar agreements, shall indicate the material terms and conditions of such proposal, inquiry or contract.  If PMG learns of any such action taken by a Representative, PMG will immediately advise ATS and provide the information specified herein, subject to existing confidentiality, nondisclosure or other similar agreements.

5.10         Personnel and PMG Pension Plans.

(a)           ATS desires that all Personnel employed by PMG as of the Closing Date, shall have the opportunity to continue as an employee of PMG following the Closing Date, but ATS makes no guarantees hereto other than in regard to Lauren and Dennis Garcia and other Key Employees, as provided in this Section 5.10.

(b)           Effective as of the Closing Date, ATS shall offer, and the Key Employees shall enter into, employment or consulting arrangements, as the case may be, with ATS.  Lauren Garcia shall receive a letter agreement, substantially in a form attached hereto as Exhibit E (the “Employment Letter Agreement”), Stephen Osmer shall receive an employment agreement, substantially in a form attached hereto as Exhibit F (the “Employment Agreement”), and Dennis Garcia shall receive a consulting agreement, substantially in a form attached hereto as Exhibit G (the “Consulting Agreement”).  In addition, each Key Employee also shall execute ATS’ Standard Employee Documents.

(c)           ATS will deliver welcoming packages to each employee of PMG, setting forth certain benefit information and specific information regarding each employee’s transition to employment with ATS or such employee’s continued employment with PMG after the Closing Date.

(d)           Each employee of PMG shall receive and, as a condition of continued employment by PMG or employment by ATS after the Closing, as the case may be, shall be required to sign and return, a confirmation accepting continued employment or employment and ATS’ standard employee agreements, all in the form attached hereto and incorporated herein as Exhibit H (hereinafter collectively, the “Standard Employee Documents”).  Such employees shall receive after Closing compensation and benefits that are, in the aggregate, comparable to the compensation and benefits received before Closing or to that received by similarly situated ATS employees.

(e)           From and after the Closing Date, any former PMG employee who signs the Standard Employee Documents and chooses to remain an employee of PMG or become an employee of ATS, as the case may be, shall be given (to the extent he or she elects to participate and it is permitted by Law), credit for past service with PMG for purposes of participation and vesting under an ATS Pension Plan (including the ATS 401(k) plan) or Welfare Plan and (other than for defined benefit pension plans) benefit accrual purposes under Welfare Plan offered by ATS to such employee, including, without limitation, any vacation/paid time off policy.

(f)            Prior to the Closing, PMG shall take all necessary action to terminate effective immediately prior to the Closing in accordance with applicable Laws, any Pension Plan covering any Personnel, except for the Section 338(h)(10) Election contemplated by Section 5.16 hereof.

(g)           Certain bonus payments to a former PMG employee totaling $125,000, as shown on Schedule 5.7 of the Disclosure Schedules, plus the employer portion of applicable payroll taxes, shall be deducted against the Closing Consideration and deposited by ATS upon Closing into a bank account mutually agreed upon by the parties.  Of the total amount, $110,000 shall be paid at a future time in accordance with such employee’s employment agreement, with the remainder of the amount to be either (i) released to such former PMG employee, upon the mutual agreement of ATS and the Shareholders, upon the completion of contingencies as specified in such employee’s employment agreement, or (ii) in the event some or all of the payout contingencies in (i) are not satisfied, such amounts shall be paid to the Shareholders.

5.11         Certain Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Shareholders shall prepare, or cause to be prepared on a timely basis (at their sole cost and expense) and on a basis reasonably consistent with past practice (unless the Shareholders are advised otherwise by their independent, outside tax advisors), all Tax Returns with respect to PMG for taxable periods ending on or prior to the Closing Date and required to be filed thereafter (the “Prior Period Returns”).  ATS shall file, or cause to be filed, on a timely basis, all such Prior Period Returns, and within five (5) Business Days of such filing, ATS shall send copies of the filed Prior Period Returns to the Shareholders.  The Shareholders shall provide a draft copy of such Prior Period Returns to ATS for its review at least ten Business Days prior to the due date thereof.  ATS shall provide its comments to the Shareholders within five (5) Business Days following receipt of such draft from the Shareholders, and the Shareholders shall make all changes requested by ATS in good faith (unless the Shareholders are advised in writing by their independent, outside tax advisors that such changes (x) are contrary to applicable Law, or (y) will, or are likely to, have a material adverse effect on the Shareholders or any of their Affiliates).  In the event that the Shareholders do not agree to a requested change by ATS, and ATS believes such change is required by Law, the dispute shall be resolved by the Auditor in a manner consistent with that set forth in Section 2.4 hereof, and such Tax Return shall be filed in the manner determined by the Auditor.  Except as provided in Sections 5.11(d) and 5.16(b), and only to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of Closing Net Working Capital, the Shareholders shall pay, or cause to be paid, all Taxes with respect to PMG shown to be due on such Prior Period Returns by the due date of such Taxes.  In the event that the Shareholders for any reason fail to make the payment contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 9 and the Shareholders shall be jointly and severally liable for that payment.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.

(i)            ATS shall prepare, or cause to be prepared, and file, or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of PMG for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”).  ATS shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing, and ATS shall make all changes reasonably requested by the Shareholders in good faith (unless ATS is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to, have a material adverse effect on ATS or any of its Affiliates).  Within fifteen (15) days after the due date for Taxes of PMG with respect to any Straddle Period, the Shareholders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of Closing Net Working Capital, pay to ATS the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”).  In the event that the Shareholders for any reason fail to make the payment contemplated in the previous sentence, then ATS may bring an indemnification claim under Article 9 and the Shareholders shall be jointly and severally liable for that payment.

(ii)           For purposes of this Agreement:

(1)           In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of PMG.

(2)           In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Shareholders shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, ATS shall be responsible for any Taxes related thereto).

(iii)          ATS shall be responsible for (A) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of Closing Net Working Capital and (B) any Taxes with respect to the Post-Closing Tax Period of the Straddle Period.

(c)           Cooperation on Tax Matters.

(i)            ATS and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  ATS and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to PMG relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by ATS or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, ATS or the Shareholders, as the case may be, shall allow the other to take possession of such books and records.

(ii)           ATS and the Shareholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

(iii)          ATS and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(iv)          Shareholders further agree, upon request, to provide ATS with all information that ATS may reasonably require to satisfy the requirements of FASB Interpretation 48.

(d)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any governmental authority) shall be shared equally between ATS on the one hand and the Shareholders on the other, and each shall be responsible for one-half of such Taxes.  The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(e)           Indemnification and Tax Contests.  ATS’ and the Shareholders’ indemnification obligations with respect to the covenants in this Section 5.11, together with the procedures to be observed in connection with any Tax Contest, shall be governed by Article 9.

(f)            No Retroactive Elections.  ATS shall make no elections, consents, or agreements as to Taxes with respect to PMG following the Closing Date that will have any retroactive effect on PMG and/or the Shareholders, except for the Section 338(h)(10) Election contemplated by Section 5.16 hereof.

5.12         Public Announcements.

Subject to any applicable disclosure obligations pursuant to applicable Law, no one of ATS, PMG, their Affiliates, or the Shareholders will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, without the prior consent of ATS, on one hand, and the Shareholders, on the other hand, which consent shall not be unreasonably withheld or delayed.

5.13         Communications with Customers and Suppliers.

The Shareholders and ATS will mutually agree upon all communications with suppliers and customers of PMG relating to this Agreement and the Contemplated Transactions as soon as possible after the Effective Date and in ample time prior to the Closing Date in order to minimize the effect of the Contemplated Transactions on PMG’s business operations and its relationships with customers, vendors and other third party relationships.

5.14         Non-Competition and Non-Solicitation of Employees.

(a)           For a period of four (4) years after the Closing Date (the “Non-Competition Period”), no Shareholder shall, directly or indirectly, as principal, agent, employee, employer, consultant, independent contractor, stockholder, partner or in any other individual capacity whatsoever (except as permitted herein), engage in any Competitive Business Activities or permit (to the extent he or she has control over an Affiliate) any of his or her Affiliates to engage in any Competitive Business Activities, without the written consent of ATS.  For purposes of this Agreement, “Competitive Business Activity” means any business activities that are competitive with the activities of the Acquired Business.  The foregoing shall not prevent any Shareholder from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity (provided, that, in no event shall the Shareholders in the aggregate own more than 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity).

(b)           For a period of five (5) years after the Closing Date, no Shareholder shall (for his or her own benefit or for the benefit of any Person other than ATS or PMG) solicit, or assist any Person other than ATS or PMG to solicit, any officer, director, executive or employee of PMG or ATS or any of their respective Affiliates to leave his or her employment; provided, however, that this provision shall not prohibit any Shareholder from soliciting any such Person through a general advertisement or other means not targeted at officers, directors, executives or employees of PMG and hiring any Person who responds to any such general advertisement or other means.

(c)           During the Non-Competition Period, the Shareholders shall not, either individually for himself or herself, or for the benefit of any other Person, either as employee, consultant, investor or in any other capacity whatsoever, contact any Customer or Prospective Customer for the purpose of selling any products or services that constitute a Competitive Business Activity.  For purposes of this Agreement, “Customer” means any Person that has purchased products or services from PMG at any time within two (2) years prior to the Closing Date, and “Prospective Customer” means any Person that PMG was actively soliciting as of the Closing Date.

(d)           Each Shareholder hereby acknowledges that (i) the markets served by ATS are not limited geographically, (ii) the length of the restrictions in, and the scope of, this Section 5.14 were negotiated in the context of the Contemplated Transactions, (iii) he or she will receive a substantial portion of the consideration payable to the Shareholders hereunder, and (iv) the covenants in this Section 5.14 are manifestly reasonable on their face and have been designed to be reasonable and no greater than is required for the protection of ATS.

(e)           Each of the Shareholders agrees that ATS’ remedies at Law for any breach or threat of breach by him or her of any of the provisions of this Section 5.14 will be inadequate and that ATS shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.14 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which ATS may be entitled at law or equity.

(f)            Each of ATS and the Shareholders agrees that the Purchase Consideration shall be allocated for Tax purposes to the agreements set forth in this Section 5.14 in accordance with Schedule 5.14(f) of the Disclosure Schedules (such Schedule to be agreed upon by the parties as soon as reasonably practicable after the Effective Date).

(g)           Should any provision of this Section 5.14 be determined to be unenforceable or prohibited by applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Section 5.14 above.

5.15         Notification of Certain Matters.

The Shareholders and PMG shall give prompt (but in any case within two (2) Business Days) notice to ATS, and ATS shall give prompt (but in any case within two (2) Business Days) notice to the Shareholders and PMG (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (b) of any material failure of PMG, the Shareholders, or ATS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) if they become aware of facts or circumstances that make the conditions under Article 6 hereof impossible or unlikely to occur on or before August 31, 2007; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that any delay in providing notice under this Section 5.15 shall not be deemed to constitute a breach of such party’s obligations hereunder unless any party would be materially prejudiced by such delay.

5.16         338(h)(10) Election.

(a)           At ATS’ option, the Shareholders will join with ATS in making an election under Section 338(h)(10) of the Code, and any comparable elections under state, local or foreign income Tax law, with respect to PMG (collectively, the “Section 338(h)(10) Election”), and the Shareholders shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation §1.338(h)(10)-1 (or any comparable provisions of state or local income Tax law) or any successor provision.  ATS shall inform the Shareholders, on or before December 1, 2007, whether or not it elects to proceed with the Section 338(h)(10) Election.  Not less than three (3) Business Days prior to making such election, ATS shall deliver to the Shareholders a completed copy of IRS Form 8023, which the Shareholders shall execute and deliver to ATS within three (3) Business Days.  On or prior to December 1, 2007, ATS shall, if it elects to file the Section 338(h)(10) Election, deliver to the Shareholders completed copies of IRS Form 8883 and required schedules thereto, as well as any applicable state or local forms (together with IRS Form 8023, the “Section 338 Forms”).  ATS and the Shareholders shall act in good faith to (i) determine and agree upon the amount of the aggregate deemed sales price (“ADSP”) (within the meaning of Treas. Reg. §1.338(h)(10) 1(d)(3) and

§1.338-4 and (ii) agree upon the proper allocations (the “Allocations”) of the ADSP among the assets of PMG in accordance with Treas. Reg. §1.338(h)(10)-1(d) (3), §1.338-6, and §1.338-7.  The allocation of the Purchase Consideration among the assets of PMG shall be made in accordance with their relative fair market values, in a manner consistent with Code Sections 338 and 1060 and Treasury Regulations thereunder and any comparable provisions of state or local income Tax law, and such allocation shall be provided by ATS to the Shareholders on or before the date on which IRS Form 8883, which shall reflect the agreement of ATS and the Shareholders required in the preceding sentence, is delivered to them.  For this purpose, the parties hereby agree that the fair market value of PMG’s inventory, property plant and equipment, and accounts receivable shall be equal to their net book values as provided in PMG’s Closing Balance Sheet.  If the Section 338 Forms are correct and complete in the reasonable determination of the Shareholders, ATS and the Shareholders will, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistent with the allocation provided in the Allocation Schedule.  ATS shall be responsible for the preparation and filing of the Section 338(h)(10) Election and the costs incurred therein.

(b)           Within thirty (30) days after the delivery of the Section 338 Forms to the Shareholders, ATS shall indemnify and reimburse the Shareholders, by wire transfer of immediately available funds to an account or accounts designated by the Shareholders, on a Grossed-Up Basis, for any Taxes incurred by the Shareholders by reason of the Section 338(h)(10) Election that would not have been incurred but for the Section 338(h)(10) Election (the “Grossed-Up Section 338(h)(10) Reimbursement”).  For the avoidance of doubt, (a) the Grossed-Up Section 338(h)(10) Reimbursement payable to the Shareholders includes, without limitation, (i) any additional state and/or local Taxes imposed on the Shareholders attributable to the Section 338(h)(10) Election and (ii) any increase in the Shareholders’ Tax liability due to the characterization of a portion of the gain on the deemed asset sale as ordinary income (except for any increased Tax liability attributable to the acceleration of adjustments under Section 481 of the Code resulting from the Section 338(h)(10) Election), and (b) there shall be no implied “reverse” indemnification and reimbursement by the Shareholders to ATS under this Section 5.16(b) in the event that the Section 338(h)(10) Election results in a tax savings to the Shareholders.  Furthermore, any Taxes imposed under Section 1374 of the Code and any additional state and/or local Taxes imposed on PMG attributable to the Section 338(h)(10) Election (including, without limitation, any entity-level state Taxes such as the District of Columbia Corporate Franchise Tax) shall be the responsibility of ATS and PMG, and the Shareholders shall have no liability for such Taxes, whether by indemnity or otherwise.

(c)           In determining the amount of Purchaser’s Grossed-Up Section 338(h)(10) Reimbursement, (i) any income, deduction, gain, loss, credit or other Tax items resulting to the Shareholders from any source other than PMG, the Contemplated Transactions or the Section 338(h)(10) Election, and (ii) any personal Tax attributes of the Shareholders (including, but not limited to, any net operating loss carryovers, capital loss carryovers, Tax credit carryovers, or passive loss carryovers) originating from any source other than PMG, shall be ignored.

(d)           The parties agree that any payment under this Section 5.16 shall be treated as an adjustment to the Purchase Consideration and added to any other adjustments specified in this Agreement.  At Closing, an estimate of the Grossed-Up Section 338(h)(10) Reimbursement, based upon the Estimated Closing Balance Sheet, shall be calculated by the Shareholders and submitted to ATS for its review, along with supporting work papers.  Within twenty (20) days after delivery of the Section 338 Forms to the Shareholders, a final Grossed-Up Section 338(h)(10) Reimbursement shall be calculated by the Shareholders and submitted to ATS for its approval, along with supporting work papers.  Such approval shall not be unreasonably withheld, delayed or conditioned.  If the parties are unable to agree as to the Grossed-Up Section 338(h)(10) Reimbursement, ATS shall promptly pay any undisputed amount, and any disputed amount shall be resolved by the Auditor in a manner consistent with that set forth in Section 2.4 hereof.

5.17         Notification of Certain Matters; Supplemental Disclosure.

(a)           PMG shall promptly notify ATS if the employment by PMG of any member of its senior management team or any Key Employee terminates for any reason or if any such individual provides written notice of his or her intention to terminate his or her employment with PMG.

(b)           The Disclosure Schedules are attached to this Agreement as of the execution of this Agreement.  On or prior to two (2) Business Days before the Closing, PMG will provide to ATS updated Disclosure Schedules, revised as necessary from the version delivered as of the execution of this Agreement, excluding any Disclosure Schedules that are made with respect to specified dates, which are not required to be updated.  For purposes of Section 9.2(b) hereof, no update or revision to any part of the Disclosure Schedules pursuant to this Section 5.17 shall be deemed to cure any breach of any representation or warranty resulting from such condition.

5.18         Indemnification.

ATS shall cause all rights to indemnification existing in favor of those Persons who are directors and officers of PMG as of the Effective Date for their acts and omissions occurring prior to the Closing to continue to exist, to the fullest extent available under Virginia Law, for a period of six (6) years from the Closing Date.  Nothing in this Agreement shall restrict or prohibit PMG from procuring a “tail” for its directors’ and officers’ insurance policy.

5.19         Termination of Lines of Credit.

The Shareholders shall cause PMG to terminate prior to Closing any agreement or arrangement pursuant to which PMG has agreed to provide credit or make any loans to any Person (or guaranty the Indebtedness of any Person), except trade credit extended in the ordinary course of business.

5.20         Change of Control Payments.

On or prior to the Closing Date, the Shareholders shall pay any and all payments required to be made by PMG as a result of the consummation of the Contemplated Transactions as well as the Employee Closing Bonuses.  To the extent that any such amount has not been paid by the Shareholders prior to Closing, such amount, plus the employer portion of any applicable payroll taxes, shall be paid by ATS at Closing as a deduction against the Closing Consideration, (by wire transfer to PMG, in immediately available funds, to an account designated by PMG, and a corresponding payment by PMG to the subject employees, net of required withholdings).  If paid by ATS at Closing as a deduction against the Closing Consideration, such amount shall not be reflected as a liability on the Closing Balance Sheet, and shall not adversely affect Closing Net Working Capital.

5.21         Accounts Receivable.

With respect to any receivables that ultimately are not collected and are counted against the limitation set forth in Section 9.2(g) hereof or are satisfied by an offset against the Promissory Notes in accordance with Section 3.5(d) and Article 9 hereof, ATS shall cause PMG to continue to use collection activity efforts consistent with PMG’s past practices, and shall promptly remit to the Shareholders, or shall cause PMG promptly to remit to the Shareholders, any amount of such uncollected receivables that are received after the Closing by PMG or ATS.

5.22         8(a) Contract.

(a)           On March 11, 2004, PMG was awarded a contract with the U.S. Coast Guard (Contract No. HSCG-32-04-D-R00005) pursuant to Section 8(a) of the Small Business Act (the “8(a) Contract”).

(b)           Immediately after the Effective Date, PMG shall provide the Small Business Administration (the “SBA”) and the contracting officer for the 8(a) Contract written notification of the Contemplated Transactions in accordance with all applicable Laws and the requirements of the 8(a) Contract.  Such written notification shall be in the form and substance reasonably acceptable to ATS, and PMG shall provide ATS a copy of the notification provided to the SBA and the contracting officer pursuant to this Section 5.22(b).

(c)           Unless the SBA Administrator grants a waiver, the 8(a) Contract must be terminated after the Closing of the Contemplated Transactions because PMG no longer will be at least 51% owned by the disadvantaged individual upon whom PMG’s eligibility for the 8(a) business development program was based.

(d)           PMG shall use commercially reasonable efforts to obtain from the head of the procuring agency for the 8(a) Contract (or an official with delegated authority for such agency head), as soon as practicable, a written certification that the termination of such 8(a) Contract would severely impair attainment of such agency’s program objective or missions (an “Agency Impairment Certification”).  ATS shall use commercially reasonable efforts to assist PMG’s efforts in this regard.

(e)           Prior to the Closing, PMG shall submit a written request to the SBA Administrator in accordance with all applicable Laws and the requirements of the 8(a) Contract requesting the SBA Administrator to waive the requirement that the 8(a) Contract be terminated for the convenience of the government because, after the Closing of the Contemplated Transactions, PMG no longer will be at least 51% owned by the disadvantaged individual upon whom PMG’s eligibility for the 8(a) business development program was based (the “8(a) Contract Waiver Request”).  ATS shall use commercially reasonable efforts to assist PMG’s efforts in this regard.  The 8(a) Contract Waiver Request shall be in the form and substance reasonably acceptable to ATS and shall either be accompanied by the Agency Impairment Certification for the 8(a) Contract (if obtained pursuant to Section 5.22(d) hereof prior to such submission), or, if obtained after such submission, such Agency Impairment Certification shall be submitted promptly as a subsequent addendum to the 8(a) Contract Waiver Request to the SBA Administrator.

ARTICLE 6
Conditions to Closing

6.1           Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived in writing by the parties):

(a)           Injunctions.  There shall be no order or injunction of a foreign or United States Federal or state court or other Governmental Authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Contemplated Transactions or otherwise materially limiting or restricting ownership or the operation of the Acquired Business;

(b)           Statutes.  No statute, rule, order, decree or regulation shall have been enacted or promulgated after the Effective Date by any Governmental Authority of competent jurisdiction that prohibits the consummation of the Contemplated Transactions or otherwise materially limits or restricts ownership or operation of the Acquired Business;

(c)           Consents.  All foreign or domestic governmental consents, orders and approvals required for the consummation of the Contemplated Transactions, as set forth on Schedule 6.1(c) of the Disclosure Schedules, shall have been obtained and shall be in effect at the Closing and shall not materially limit or restrict ownership of the Shares or the operation of the Acquired Business;

(d)           Litigation.  No litigation regarding this Agreement or the Contemplated Transactions shall have commenced or be pending or threatened.

6.2           Conditions to the Shareholders’ Obligations.

The obligations of the Shareholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by the Shareholders):

(a)           Representations and Warranties.  The representations and warranties of ATS in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of that date, and for changes permitted under or contemplated by this Agreement.

(b)           Performance.  ATS shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by ATS at or prior to the Closing.

6.3           Conditions to ATS’ Obligations.

The obligations of ATS to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by ATS):

(a)           Representations and Warranties.  The representations and warranties of the Shareholders and PMG in this Agreement (as modified by the Disclosure Schedules, as such Disclosure Schedules may have been updated pursuant to Section 5.17(b) hereof) shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of that date, and for changes permitted under or contemplated by this Agreement.

(b)           Performance.  The Shareholders and PMG shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Shareholders and PMG at or prior to the Closing.

(c)           No Material Adverse Change.  From the Effective Date until the Closing Date, there shall have been no Material Adverse Change.

(d)           Key Employees.  The Key Employees shall have executed and delivered the agreements contemplated by Section 5.10(b).

(e)           Customer Meetings.  With the assistance and cooperation of PMG, ATS shall have met with those PMG customers listed on Exhibit I within five (5) days following the Effective Date, and shall be satisfied in all reasonable respects with the business results of its meetings with such customers; provided, however, (i) that ATS shall give notice to PMG within one (1) Business Day of a given customer meeting if such customer meeting does not meet ATS’ reasonable satisfaction setting forth in reasonable detail its dissatisfaction with the business results of such meeting; the failure to provide such notice shall mean that such meeting is deemed to be satisfactory, or (ii) if such meeting with a given customer is not held within five (5) days following the Effective Date, then the condition set forth in this Section 6.3(e) will be deemed waived with respect to such customer.

(f)            2006 Audit.  ATS shall have received a copy of the report of the audit by Cherry, Bekaert & Holland of PMG’s financial statements for the year ended December 31, 2006, which report shall contain an unqualified opinion.

(g)           8(a) Contract.  ATS shall have received evidence reasonably satisfactory to ATS that PMG has submitted the 8(a) Contract Waiver Request to the SBA in accordance with Section 5.22(e) hereof.

ARTICLE 7
Deliveries by Shareholders and PMG at Closing

On the Closing Date, the Shareholders and/or PMG shall deliver or cause to be delivered to ATS the following:

7.1           Shareholders’ and PMG’s Closing Certificate.

A certificate in the form attached hereto as Exhibit J, dated as of the Closing Date, signed by the Shareholders and PMG certifying that:

(i)            the Shareholders and PMG, respectively, have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by each of them, as applicable at or prior to the Closing;

(ii)           from the Effective Date until the Closing Date, there has been no Material Adverse Change;

(iii)          no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions;

(iv)          the representations and warranties set forth in Article 3 (as modified by the Disclosure Schedules, as such Disclosure Schedules may be updated pursuant to Section 5.17(b) hereof) are true and correct in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which are true and correct in all material respects as of that date, and except for changes permitted under or contemplated by this Agreement.

7.2           Certificates for Shares.

Certificates representing all of the outstanding Shares duly endorsed in blank or accompanied by blank stock powers.

7.3           Consents.

Copies or other evidence reasonably satisfactory to ATS of the consents and approvals referred to in Section 6.1(c).

7.4           Key Employee Agreements.

The execution and delivery by each of the Key Employees of the agreements contemplated by Section 5.10(b) (to the extent not delivered earlier).

7.5           Registration Rights Agreement.

The Registration Rights Agreement, executed on behalf of the trusts referred to in Section 2.2(a) hereof.

7.6           Resignations of Directors and Officers.

Written resignations, dated as of the Closing Date, of all directors and officers of PMG.

7.7           Termination of Credit Facility/Facilities.

Evidence satisfactory to ATS that all amounts outstanding under any credit or loan agreements of PMG and related agreements and notes have been paid in full or will be paid in full from proceeds of the Contemplated Transaction and that documentation providing for the release of all Liens on PMG’s assets is available for filing immediately after the Closing.

7.8           Certificate as to Certain Tax Matters.

With respect to PMG, statements, substantially in the form attached hereto as Exhibit K, that meet the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations and certify that such corporation is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

7.9           Termination of Pension Plans.

Evidence reasonably satisfactory to ATS as to the termination of any Pension Plans covering any Personnel as contemplated by Section 5.10(f).

7.10         Further Instruments.

Such further instruments of assignments, conveyance or transfer or other documents of further assurance as ATS may reasonably request.

ARTICLE 8
Deliveries by ATS at Closing

On the Closing Date, ATS shall deliver or cause to be delivered to the Shareholders as follows:

8.1           Officer’s Certificate.

A certificate in the form attached hereto as Exhibit L, dated as of the Closing Date, signed by a senior officer of ATS certifying that:

(i)            ATS has performed its obligations and complied to the extent applicable with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by ATS at or prior to the Closing;

(ii)           no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions;

(iii)          the representations and warranties set forth in Article 4 are true and correct in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which are true and correct in all material respects as of that date, and except for changes permitted under or contemplated by this Agreement.

8.2           Closing Consideration and Promissory Notes.

Pursuant to Section 2.2, the One-Day Notes, Promissory Notes and the ATS Shares shall be delivered to the Shareholders.

8.3           Consents.

Copies or other evidence reasonably satisfactory to the Shareholders of the consents and approvals referred to in Schedule 6.1(c) of the Disclosure Schedules.

8.4           Key Employee Agreements.

The agreements contemplated by Section 5.10(b) (to the extent not delivered earlier).

8.5           Registration Rights Agreement.

The Registration Rights Agreement, executed by ATS.

8.6           Further Instruments.

Such documents of further assurance as the Shareholders may reasonably request.

ARTICLE 9
Survival and Indemnification

9.1           Survival of Representations and Warranties.

(a)           Except for the Surviving Representations, the representations and warranties of the Shareholders and PMG, on the one hand, and ATS, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date shall survive any due diligence investigation by or on behalf of the parties hereto and the Closing and shall remain effective until the second (2nd) anniversary of the Closing Date (the “Survival Date”).  After the expiration of such period, such representations and warranties shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted and notice thereof provided by ATS or the Shareholders, as the case may be, with respect thereto on or before the expiration of such period, provided however, that the following representations and warranties (collectively, the “Surviving Representations”) shall survive the Survival Date until the date specified below:

(i)            the representations and warranties of the Shareholders in Section 3.10 (Capital Structure) and Section 3.11 (Title to Shares) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made at any time following the Closing.

(ii)           the representations and warranties of the Shareholders in Sections 3.18(g)(iii) (to the extent of any government cost issues), 3.18(g)(iv) (to the extent of any government cost issues), 3.18(h)(i), 3.18(l)(ii), 3.18(g)(x), 3.18(g)(xiii), 3.18(g)(xvi) 3.18(g)(xvii), 3.18(i)(i) through (iv), and 3.18(m)(ii) through (iv) (Government Contracting), 3.28 (ERISA) and 3.29 (Tax Matters) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to 90 days following the expiration of the applicable statute of limitations.

(b)           The parties acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in Article 5 above, shall survive Closing.

9.2           Indemnification.

(a)           By ATS.

(i)            Subject to Section 9.2(g) and (i), ATS shall protect, defend, indemnify and hold harmless the Shareholders and their Affiliates, respective agents, representatives, successors and assigns (“Shareholder Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 9.2(d)(ii), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) that may be sustained, suffered or incurred by the Shareholders or their Affiliates, and that arose from (A) any breach by ATS of its representations and warranties, (B) any breach by ATS of its covenants in this Agreement, (C) Taxes as provided in paragraph (ii) of this Section 9.2(a) or (D) any liabilities of PMG following the Closing other than those liabilities not reflected on the Closing Balance Sheet for which the Shareholders have agreed to indemnify ATS pursuant to Section 9.2(b) of this Agreement.

(ii)           The obligations of ATS under paragraph (i) of this Section 9.2(a) shall extend to (A) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law), (B) all Taxes (other than income Taxes) with respect to Straddle Periods to the extent that such Taxes are allocable to the period after Closing pursuant to Section 5.11(c) and (C) all additional Taxes or other costs associated with the Section 338(h)(10) Election as described in Section 5.16.

(b)           By the Shareholders.

(i)            Subject to Sections 9.2(e), 9.2(f), 9.2(h), 9.2(i) and 9.3, the Shareholders jointly and severally shall protect, defend, indemnify and hold harmless ATS, PMG and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“ATS Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 9.2(d)(ii), reasonable counsel fees, costs and expenses incurred by ATS in investigating and defending against the assertion of such liabilities) that may be sustained, suffered or incurred by ATS Indemnitees and that arose from (A) any breach by the Shareholders or PMG of their respective representations and warranties in this Agreement (as modified by the Disclosure Schedules, but not as such Disclosure Schedules may be updated pursuant to Section 5.17(b) hereof), (B) any breach by the Shareholders of covenants and obligations in or under this Agreement, or breach by PMG of any pre-Closing covenants and obligations including, but not limited to, the Shareholders’ or PMG’s obligations pursuant to Article 5 (including, but not limited to, the Shareholders’ obligations under Section 5.8 and obligations to make payments to ATS pursuant to Section 5.11(a) and 5.11(b)), (C) Taxes as provided in paragraph (ii) of this Section 9.2(b), to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet and included in the calculation of the Closing Net Working Capital (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Shareholders to pay (or receive a reduction in the Purchase Consideration) twice for the same Tax or other liability) and (D) the Shareholders’ Transaction Costs (if such costs are not requested in writing by the Shareholders to be paid by ATS, in accordance with Section 5.7(a)).

(ii)           The obligations of the Shareholders under paragraph (i) of this Section 9.2(b) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 5.11(b); provided, however, that such obligations of the Shareholders shall not extend to Taxes and related reimbursement obligations for which ATS is responsible pursuant to Section 5.16(b) hereof.  Such obligations of the Shareholders shall be without regard to whether there was any breach of any representation or warranty under Article 3 with respect to such Tax or any disclosures that may have been made with respect to Article 3 or otherwise.  The indemnification obligations under this paragraph (ii) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by ATS as permitted by this Agreement.  ATS shall not cause or permit PMG to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless the Shareholders consent in their sole discretion or ATS obtains a legal opinion from counsel reasonably acceptable to the Shareholders that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Shareholders).  In the event of any conflict between the provisions of this Section 9.2(b)(ii) and any other provision of this Agreement, the provisions of this Section shall control.

(c)           Procedure for Third-Party Claims.

(i)            If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by Indemnifying Party under Sections 9.2(a) or 9.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand, setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable, and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party).  The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts or obligate ATS with respect to activities of PMG) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(ii)(A)     Except as otherwise provided in paragraph (B), ATS shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Shareholders are responsible and have agreed to indemnify ATS, (i) ATS, PMG, and the Shareholders shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) the Shareholders shall have the right (but not the obligation) to participate in such audit or proceeding at the Shareholders’ expense, and (iii) ATS shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Shareholders, which consent shall not unreasonably be withheld.

(B)    With respect to any Tax audit or administrative or court proceeding relating to (i) any federal income Tax Return of PMG for any taxable period ending on or before the Closing Date or (ii) any state income Tax Return of PMG for any state in which PMG is treated as an S corporation for any taxable period ending on or before the Closing Date, Shareholders shall have the sole right to control and make all decisions regarding interests in such audit or proceeding, including selection of counsel and selection of a forum for such contest, provided, however, that (i) ATS, PMG, and the Shareholders shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) ATS and PMG shall have the right (but not the obligation) to participate in such audit or proceeding at their expense, and (iii) the Shareholders shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes (if such agreement will have a material adverse effect on ATS or PMG) without the written consent of ATS, which consent shall not unreasonably be withheld.

(iii)          The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations.  Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 5.11(b) shall be the property of the Shareholders, but only to the extent that such refunds are not attributable to (A) net operating loss or other carrybacks from periods ending after the Closing Date, (B) refund claims that are initiated by ATS (provided that ATS gives the Shareholders prior notice of such possible claim and the Shareholders decline to pursue such refund at their own expense) or (C) refunds reflected in the calculation of Closing Net Working Capital; provided, however, that ATS shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period.  All other refunds of Tax are the property of ATS.

(iv)          Any indemnity payment or payment of Tax by the Shareholders or their Affiliates as a result of any audit or contest shall be reduced by the correlative amount, if any, by which any Tax of ATS or its Affiliates is actually reduced for periods ending after the Closing Date as a result thereof.

(v)           The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 9.2(c) including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

(vi)          Notwithstanding anything to the contrary contained in this Section 9.2(c), ATS shall have the sole right to control and make all decisions regarding any Third Party Claim involving a material past, current or future PMG customer or vendor; provided, however, that in the event the Shareholders are responsible and have agreed to indemnify ATS for such Third Party Claim, (A) ATS, PMG, and the Shareholders shall cooperate in the defense, compromise or settlement thereof, (B) the Shareholders shall have the right (but not the obligation) to participate in the defense, compromise or settlement thereof at the Shareholders’ expense, and, (C) any compromise or settlement by ATS shall not be made without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld.

(d)           Procedure for Direct Claims.

(i)            Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”), setting forth in reasonable detail the basis for the claim and a reasonable estimate of the amount of such claim, if estimable.  The Indemnified Party shall provide the Indemnifying Party with reasonable access to information and records necessary for the Indemnifying Party to evaluate the claim.  The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice.  If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim.  If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under Section 11.11.  To the extent that any ATS Indemnitees prevail in a Direct Claim (or the Shareholders concede, or otherwise do not timely respond to a Direct Claim Notice made by ATS), then the Direct Claim shall be satisfied from an offset against the Promissory Notes with no further action required by the Shareholders.  In the event that such a Direct Claim constitutes a “Non-Threshold Indemnification” (as hereinafter defined) and is in excess of the “Note Cap” (as hereinafter defined), the Shareholders shall be and remain jointly and severally liable for the amount of such excess.

(ii)           Costs Related to Direct Claims. Notwithstanding anything in this Section 9.2 to the contrary, the Shareholders’ Indemnitees and ATS Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against ATS and the Shareholders, respectively, hereunder that are not based upon claims asserted by third parties.

(e)           Calculation of Amount of Claims and Losses.  The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of any amounts recovered by ATS or its Affiliates (including PMG after the Closing) under applicable insurance policies held by ATS or its Affiliates, and ATS agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder.  The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of any Tax benefits actually received by ATS or its Affiliates (including PMG after the Closing) resulting from the matter giving rise to the indemnification claim hereunder.

(f)            Limitations on Rights of ATS Indemnitees.

(i)            Notwithstanding anything to the contrary contained herein and subject to Section 9.2(f)(ii):

(A)          the rights of ATS Indemnitees to indemnification by the Shareholders for breaches of representations and warranties (but not breaches of covenants) hereunder shall be subject to the limitation that ATS Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by the Shareholders unless the aggregate amount of all such claims exceeds $180,000, in which event the indemnity provided for in this Section 9.2 shall be effective with respect to the total amount of such claims that is in excess of $180,000; and

(B)           the Shareholders’ liability to the ATS Indemnitees shall be limited to the Note Cap.

(ii)           The limitation in Section 9.2(f)(i) shall not apply to the “Non-Threshold Indemnifications” as hereinafter defined.  For purposes of this Agreement, the term “Non-Threshold Indemnifications” shall mean and refer collectively to indemnification liabilities of the Shareholders pursuant to claims based upon (A) the indemnification liabilities of the Shareholders pursuant to any of the Surviving Representations or clauses (B), (C) or (D) of Section 9.2(b)(i); or (B) claims based on fraud or criminal acts on the part of the Shareholders, PMG or their respective officers, directors, agents, representatives and trustees.  The Shareholders’ aggregate maximum liability for all indemnification claims under Sections 9.2(f)(i) and 9.2(f)(ii) shall not exceed the Purchase Consideration.

(iii)          Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in this Agreement, any indemnification obligations of the Shareholders shall first be satisfied from offsets of the Promissory Note prior to any ATS Indemnitee exercising any other remedy, offset or action to seek recovery of amounts payable to any ATS Indemnitee pursuant to Shareholders’ indemnification obligations.

(g)           Limitations on Rights of Shareholder Indemnitees.  The rights of Shareholder Indemnitees to indemnification by ATS for breaches of representations and warranties (but not breaches of covenants) hereunder shall be subject to the limitation that Shareholder Indemnitees shall not be entitled to indemnification with respect to a claim or claims for a breach of representation and warranty by (but not breaches of covenants) ATS unless the aggregate of damages with respect to all such claims exceeds $180,000, in which event the indemnity provided for in this Section 9.2 shall be effective with respect to the amount of such damages in excess of $180,000.  The aforementioned limitation shall not apply to the indemnification liabilities of ATS with respect to claims based on fraud, intentional misrepresentation, or criminal acts on the part of ATS.

(h)           Limitation on Rights Against PMG.  Notwithstanding anything to the contrary, ATS and the Shareholders acknowledge and agree that, following the Closing, they shall have no right to make a claim against PMG pursuant to this Article 9.

(i)            Limitations on Remedies.  No party hereto shall be liable to the other for indirect, special, incidental, consequential, exemplary or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an Indemnitee against an Indemnitor for third party claims.

(j)            Subrogation.  Except to the extent of any insurance policy which includes a waiver of subrogation, upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

(k)           Adjustment to Purchase Price.  All indemnity payments made pursuant to this Article 9 or otherwise shall be treated for all Tax purposes as an adjustment to the Purchase Consideration.

(l)            Mitigation.  Each party agrees to use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a claim hereunder.

9.3           Promissory Notes and Indemnification Cap.

Pursuant to Section 2, at the Closing, ATS shall deliver the Promissory Notes to secure the Shareholders’ indemnification obligations under this Article 9.  Except with respect to the Non-Threshold Indemnifications, the sole recourse of the ATS Indemnitees in respect of breach of representations and warranties (but not breaches of covenants) shall be to offset such claims against the then outstanding principal amount of the Promissory Notes, plus accrued interest, at the time of such a claim is asserted (the “Note Cap”).

9.4           Effect of Investigation.

The right to indemnification or other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement or the Transaction Documents shall not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect any right to indemnification or other remedies based on such representation, warranty, covenant or obligation otherwise provided in this Agreement.

ARTICLE 10
Termination

10.1         Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned:

(a)           at any time, by mutual written agreement of the Shareholders and ATS;

(b)           at any time after September 15, 2007, by either the Shareholders or ATS upon five (5) Business Days’ prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c)           by ATS, if there has been a material violation or breach by the Shareholders of any agreement, representation or warranty contained in the Agreement (as such representation or warranty is modified by the Disclosure Schedules, as such Disclosure Schedules may be updated pursuant to Section 5.17(b) hereof), and either (i) the Shareholders have not cured such violation or breach within thirty (30) days of receipt or written notice thereof or (ii) such violation or default has rendered the satisfaction of any condition to the obligations of ATS impossible and such violation or breach has not been waived by ATS;

(d)           by the Shareholders, if there has been a material violation or breach by ATS of any agreement, representation or warranty contained in the Agreement, and either (i) ATS has not cured such violation or breach within thirty (30) days of receipt or written notice thereof or (ii) such violation or default has rendered the satisfaction of any condition to the obligations of the Shareholders impossible and such violation or breach has not been waived by the Shareholders; or

(e)           by either ATS or the Shareholders if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the Contemplated Transactions, such order is not the result of a breach of this Agreement by the party seeking its termination and such order shall have become final and nonappealable.

10.2         Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by the Shareholders or ATS.  If this Agreement is terminated pursuant to Section 10.1:

(a)           ATS shall, upon written request from the Shareholders, return all documents, work papers and other materials (and all copies thereof) obtained from the Shareholders or PMG relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by ATS with respect to PMG shall be treated in accordance with Section 5.2 and the Confidentiality Agreement referred to in such Section;

(b)           At the option of the Shareholders, all filings, applications and other submissions made pursuant to Section 5.4 shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c)           The obligations provided for in this Section 10.2, Sections 5.2(b) and 5.7, and in the Confidentiality Agreement shall survive any such termination of this Agreement; and

(d)           Notwithstanding anything in this Agreement to the contrary, but subject to the limitations of liability set forth in this Agreement, the termination of this Agreement shall not relieve any party from liability for breach of this Agreement; provided, however, that if any Shareholder would otherwise have any liability as a result of this Section 10.2(d), the parties hereto agree that such liability will be deemed to be a liability of PMG and not of such Shareholder.

ARTICLE 11
Miscellaneous

11.1         Further Assurances.

At any time and from time to time after the Closing Date, the Shareholders, and/or PMG will, upon the request of ATS, and ATS will, upon the request of the Shareholders, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

11.2         Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to the Shareholders:	Lauren and Dennis Garcia
Potomac Management Group, Inc.
510 King Street
Alexandria, Virginia 22102
Fax: (703) 684-0681

With a copy to:	Venable LLP
8010 Towers Crescent Drive
Suite 300
Vienna, Virginia 22182-2707
Attention: Joseph C. Schmelter, Esq.
Fax: (703) 821-8949

If to ATS:	ATS Corporation
7915 Jones Branch Road
McLean, Virginia 22102
Attention: Dr. Edward H. Bersoff
Fax: (703) 748-8691

With copies to:	Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Attention: James J. Maiwurm
Fax: (703) 720-7801

Notices shall be delivered by a recognized overnight deliver or courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a)           one Business Day after it is sent by recognized overnight deliver or courier service and addressed to the intended recipient as set forth above; and

(b)           if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time, any party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other parties in accordance with the provisions of this Section 11.2.

11.3         Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflicts of laws rules and principles) of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth of Virginia, including all matters of construction, validity and performance.

11.4         Entire Agreement.

This Agreement, together with the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein, the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written, including without limitation that certain letter agreement dated May 22, 2007 among the parties and the “Summary of Proposed Terms” attached thereto.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

11.5         Severability.

Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6         Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

11.7         Effect of Waiver or Consent.

No waiver or consent, express or implied, by any person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run.

11.8         Rights and Remedies Cumulative.

The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights the parties may have under applicable Law or otherwise; provided, that the sole and exclusive remedy for claims for monetary damages against the Shareholders pursuant to this Agreement shall be indemnification in accordance with Article 9.

11.9         Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.  Furthermore, nothing in this Agreement, whether express or implied, shall either (i) constitute an amendment to any Plan or to any other employee benefit plan or (ii) constitute the creation of a new employee benefit plan by either PMG, ATS or any of their Affiliates.

11.10       Assignability.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto, provided, however, that the prior written consent of the Shareholders shall not be required with respect to (a) any assignment by ATS of its rights and obligations under this Agreement to an Affiliate of ATS so long as such assignment does not relieve ATS of its obligations hereunder; or (b) any collateral assignment of ATS’ rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of ATS’ rights and remedies under this Agreement in the absence a default by ATS under the applicable credit and collateral documents.  Each of the Shareholders hereby agrees to execute and deliver such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment.

11.11       Dispute Resolution.

Subject to Sections 2.3(c)(ii), 2.3(d), 2.4, 5.11(a) and 5.16(d) hereof, in the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of ATS and the Shareholders, are unable to resolve such dispute within a reasonable time through negotiations, such dispute shall be resolved as set forth in this Section 11.11.

(a)           The procedures of this Section 11.11 may be initiated by a written notice (“Dispute Notice”) given by any party (“Claimant”) to any other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described above (unless any party would be materially prejudiced by such delay).  The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute.  Within twenty (20) days after the other party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Washington, D.C. area under the rules of the American Arbitration Association.  All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any proceeding.

(b)           If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent’s receipt of the Dispute Notice, at the parties’ discretion, any party may pursue any causes of action in a court of competent jurisdiction.  Each party shall bear its own expenses incurred in any mediation or litigation, but any expenses related to the compensation and the costs of any mediator shall be borne equally by the parties to the dispute.

(c)           To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

(d)           Notwithstanding anything in this Section 11.11 to the contrary, no party shall be required to comply with Section 11.11(a) as a condition to filing a petition for equitable relief hereunder.

11.12       Waiver of Jury Trial.

Each party waives any right to a trial by jury, to the extent lawful.

11.13       No Other Duties.

The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

11.14       Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.15       Time of Essence.

With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

11.16       Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATS CORPORATION		POTOMAC MANAGEMENT GROUP, INC.

By:	/s/ Edward H. Bersoff	By:	/s/ Dennis Garcia
Name:	Edward H. Bersoff	Name:	Dennis Garcia
Title:	Chief Executive Officer	Title:	President

SHAREHOLDERS

/s/ Dennis Garcia
Dennis Garcia

/s/ Lauren Garcia
Lauren Garcia